UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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The First of Long Island Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE FIRST OF LONG ISLAND CORPORATION

275 BROADHOLLOW ROAD

MELVILLE, NEW YORK 11747

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 16, 2024

March 8, 2024

To the Stockholders of

The First of Long Island Corporation:

Notice is hereby given that the Annual Meeting of Stockholders of The First of Long Island Corporation will be held exclusively via live webcast on Tuesday, April 16, 2024, at 10:00 A.M., Eastern Time.  We are holding the annual meeting online to provide all shareholders equal and ready access to attend the live meeting regardless of their location.  Stockholders will not be able to attend the annual meeting in person.  To participate in the meeting, visit www.cstproxy.com/fnbli/2024, and register for the meeting by entering the 12-digit annual meeting control number included on your proxy card.  You may register for the meeting as early as 10:00 A.M., Eastern Time, on April 9, 2024.  If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the meeting, as described in the proxy statement.  The annual meeting is for the purpose of considering and acting upon:

(1)	To elect four directors to hold office for two-year terms and until their successors are duly elected and qualified;

(2)	To conduct a non-binding, advisory vote to approve the compensation paid to the Corporation’s named executive officers;

(3)	To ratify the appointment of Crowe LLP as the Corporation’s independent registered public accounting firm for 2024; and

To transact any other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 4, 2024 are entitled to notice of and to vote at such meeting or any adjournment thereof.

By Order of the Board of Directors

Christopher Becker
President and Chief Executive Officer

IMPORTANT -- PLEASE VOTE YOUR PROXY PROMPTLY.

IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE MEETING, YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR TO VOTE ELECTRONICALLY AS PROVIDED IN THE INSTRUCTIONS INCLUDED HEREWITH.

THE FIRST OF LONG ISLAND CORPORATION

275 Broadhollow Road

Melville, New York 11747

(516) 671-4900

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is being solicited by the Board of Directors (“Board”) of The First of Long Island Corporation (“Corporation” or “Company”) for use at the Annual Meeting of Stockholders to be held on April 16, 2024 at 10:00 A.M., Eastern Time, via live webcast at www.cstproxy.com/fnbli/2024. The approximate date on which proxy statements and forms of proxy are first being sent or given to stockholders is March 15, 2024.

Proxies in the accompanying form that are properly executed and duly returned to the Corporation, or voted electronically, will be voted at the meeting in accordance with the instructions provided. Where no instructions are indicated, properly executed proxies will be voted “For” the proposals set forth in this proxy statement.  Each proxy granted may be revoked at any time prior to its exercise by written notice filed with the secretary of the Corporation, by the submission of a later dated and executed proxy or by voting online at the meeting. The presence online or by proxy of the holders of a majority of the shares entitled to vote at the annual meeting constitutes a quorum for the transaction of business. The meeting (whether or not a quorum is present) may be adjourned to a subsequent date, provided notice of the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken. At an adjourned meeting, any business may be transacted which might have been transacted at the meeting as originally scheduled. In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of this Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

ATTENDING THE MEETING

If you were a stockholder of record as of the close of business on March 4, 2024 and wish to participate at the meeting by asking questions during the live webcast, you may do so by accessing the live webcast at www.cstproxy.com/fnbli/2024 and entering your control number. As a registered stockholder, you received a proxy card with this proxy statement which includes your control number.  You will need your control number for access. If you do not have your control number, contact our transfer agent, Continental Stock Transfer at (917) 262-2373, or proxy@continentalstock.com.

If your shares of Company common stock are held by a bank, broker or other nominee, you will need to contact your bank, broker or other nominee and obtain a legal proxy. Once you have received your legal proxy, contact Continental Stock Transfer to have a control number generated. The contact information for Continental Stock Transfer is (917) 262-2373, or proxy@continentalstock.com.

If you do not wish to participate in the meeting, but you merely wish to listen to the proceedings, we have set up telephone access for those purposes. In that case, please call, toll-free (within the United States and Canada), 1-800-450-7155. The passcode for listening by telephone is 2092046#.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The only class of voting securities of the Corporation is its Common Stock, $.10 par value ("Common Stock"), each share of which entitles the holder thereof to one vote except in the election of directors, where votes may be cumulated as described herein. Only stockholders of record at the close of business on March 4, 2024 are entitled to notice of and to vote at the meeting.

As of March 4, 2024, there were 22,462,725 shares of the Common Stock issued, all of which were outstanding and entitled to vote.  Based on information available, the only persons owning beneficially more than five percent (5%) of the Common Stock of the Corporation as of March 4, 2024 are identified in the table below.

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership	of Class
BlackRock, Inc.	1,957,196 shares (1)	8.71%
50 Hudson Yards
New York, NY 10001
The Vanguard Group	1,136,072 shares (2)	5.06%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	Based on a Schedule 13G/A filed on January 25, 2024.
(2)	Based on a Schedule 13G filed on February 13, 2024.

VOTING PROCEDURES AND METHODS OF COUNTING VOTES

As to Proposal 1 regarding the election of directors, the proxy card being provided by the Board enables a stockholder to vote “For” the election of the four nominees proposed by the Board or to “Withhold Authority” to vote for the nominees being proposed. As discussed under Proposal 1, cumulative voting applies to the election of directors. Directors are elected by a plurality of the votes cast, without regard to either broker non-votes or proxies as to which the authority to vote for the nominee is withheld.

As to Proposals 2 and 3, a stockholder may: (1) vote “For” the item, (2) vote “Against” the item, or (3) “Abstain” from voting on the item. In order to approve Proposals 2 and 3, each proposal must receive the affirmative vote of a majority of the shares voting on each matter at the annual meeting without regard to either shares as to which the “Abstain” box is marked or broker non-votes.

Proxies solicited hereby will be returned to the Corporation, tabulated by the Corporation’s registrar and transfer agent and reviewed by the inspectors of election designated by the Board.

PROPOSAL 1

ELECTION OF DIRECTORS FOR TWO YEAR TERMS

The Board of the Corporation currently consists of eleven members, and is divided into two classes, Class I and Class II.  The following table sets forth the present composition of the Board.

		Expiration
Name	Class	of Term
Christopher Becker	I	2025
J. Abbott R. Cooper	I	2025
John J. Desmond	I	2025
Edward J. Haye	I	2025
Louisa M. Ives	I	2025
Milbrey Rennie Taylor	I	2025
Walter C. Teagle III	I	2025
Paul T. Canarick	II	2024
Peter Quick	II	2024
Denise Strain	II	2024
Eric J. Tveter	II	2024

The Board has nominated Paul T. Canarick, Peter Quick, Denise Strain and Eric J. Tveter for election as Class II directors to serve two year terms. Each director is independent as defined in the Nasdaq Rules.

As to the election of directors, each stockholder entitled to vote has the right to vote, online at the virtual Annual Meeting or by proxy, the number of shares owned by the stockholder for as many persons as there are directors to be elected. A stockholder may also cumulate votes by giving one candidate as many votes as the number of directors to be elected multiplied by the number of shares owned or by evenly distributing such votes on the same principle among any number of candidates. Cumulative voting can affect the election of directors if there are more nominees for director than positions to be filled. If cumulative voting is in effect, it is the intention of the proxies to vote cumulatively for the nominees listed, and if authority for any nominee or nominees is withheld, the votes will be distributed among the remaining candidates at the discretion of the Board.

It is intended that shares represented by properly executed proxies will be voted at the meeting in accordance with the instructions indicated thereon and, in the absence of contrary indication, for the election of director nominees Canarick, Quick, Strain and Tveter. Each of the nominees for Class II director will hold office until a successor is elected and qualified. If at the time of the 2024 Annual Meeting any of the nominees named above is unavailable or chooses not to serve as a director (an event that the Board does not now anticipate), the proxies will be voted for the election as director of such other person or persons as the Board may designate.

Following is information with respect to the beneficial ownership of the Corporation's Common Stock as of March 4, 2024 by all directors and nominees, by the executive officers of the Corporation named in the “Summary Compensation Table” (“named executive officers” or “NEOs”), and by all directors, director nominees and executive officers of the Corporation as a group.

Title of Class	Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Common Stock	Christopher Becker	70,355.31%
($.10 par value)	Paul T. Canarick	546,005	2.43%
	J. Abbott R. Cooper	170,086 (2)	.76%
	Alexander L. Cover	58,130.26%
	John J. Desmond	20,616.09%
	Edward J. Haye	10,404.05%
	Louisa M. Ives	10,130.05%
	Peter Quick	65,642.29%
	Denise Strain	27,151.12%
	Milbrey Rennie Taylor	31,409.14%
	Walter C. Teagle III	140,420.63%
	Eric J. Tveter	23,862.11%
	Janet T. Verneuille	16,677.07%
	Christopher J. Hilton	33,575.15%
	Susanne Pheffer	7,836.03%
	Jay P. McConie (3)	332.00%
	Directors and Executive
	Officers as a group (19 persons)	1,274,696	5.67%

(1)

Includes shares as to which a person (or spouse) directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of the reporting date.

(2)	Includes 166,633 shares beneficially owned by Driver Opportunity Partners I LP (“Driver LP”). As the controlling person of Driver Management Company LLC (“Driver LLC”), the general partner of Driver LP, Mr. Cooper may be deemed to be the beneficial owner of the shares owned by Driver LP. Mr. Cooper disclaims beneficial ownership of any shares owned by Driver LP except to the extent of his pecuniary interest therein.
(3)	Mr. McConie resigned from the Company effective December 31, 2023.

The following table sets forth a brief description of the business experience during the past five years of each of the nominees and Board members continuing in office. It also indicates any other directorships held during the past five years in any company with a class of securities registered pursuant to section 12 of the Securities Exchange Act of 1934 (“1934 Act”) or subject to the requirements of section 15(d) of the 1934 Act or any company registered as an investment company under the Investment Company Act of 1940.

BUSINESS EXPERIENCE OF DIRECTORS

Name	Principal Occupations and Other Directorships for Last 5 Years	Director Since
	NOMINEES
Paul Canarick (Age 67)	President and Principal, Paul Todd, Inc. (Construction Company)	1992
Peter Quick (Age 68)	Retired President of the American Stock Exchange; Former Partner of Burke and Quick Partners Holdings LLP, the parent company of Burke & Quick Partners LLC, a broker dealer; Director: Medicure Inc.	2015
Denise Strain (Age 70)	Retired Managing Director, Senior Tax Counsel, Citigroup Inc.	2017
Eric J. Tveter (Age 65)	Managing Member of ETC Ventures LLC; Managing Member of ETC Investment Fund I LLC; Senior Advisor of Communications Equity Associates; Senior Advisor of Arthur D. Little; Former CEO Central Europe Group Liberty Global plc.	2013

	CONTINUING DIRECTORS
Christopher Becker (Age 58)	President and Chief Executive Officer, The First of Long Island Corporation and The First National Bank of Long Island	2020
J. Abbott R. Cooper (Age 56)	Attorney, Abbott Cooper PLLC; Founder and managing member of Driver Management Company LLC	2023
John J. Desmond (Age 73)	Retired Partner of Grant Thornton LLP; Director of Clip Money, Inc.; Director of Spirit of America Investment Fund Inc.; Former Director and Chairman of the Audit Committee of MusclePharm Corporation	2016
Edward J. Haye (Age 64)	Partner at Cullen and Dykman LLP; Former Chief Regulatory Counsel for American Water Works Company, Inc.	2022
Louisa M. Ives (Age 57)	Managing Director, Chilton Trust Company	2019
Milbrey Rennie Taylor (Age 77)	Retired Executive Producer of CBS News	2008
Walter C. Teagle III (Age 74)	Chairman of the Board, The First of Long Island Corporation and The First National Bank of Long Island; President and Owner, Teagle Management, Inc. (Private Investment Firm)	1996

The Board of Directors recommends a vote FOR all named nominees.

QUALIFICATIONS AND RESPONSIBILITIES OF DIRECTORS

The qualifications the Board seeks for individual directors are identified as a set of core competencies that are assessed and amended periodically by the Board as the banking industry changes. Core competencies include, but are not limited to: corporate governance, banking, strategic planning, business leadership, environmental and social, accounting and reporting, finance and/or investments, technology and/or cybersecurity, mergers and acquisitions, legal and/or regulatory, real estate, and marketing and/or public relations.

In addition to the core competencies, the Board will include a director with financial accounting experience necessary to qualify as an “audit committee financial expert” as defined in Regulation S-K of the Securities and Exchange Commission (“SEC”). The Board has determined that a least two directors should and do meet this qualification.

Other top priorities include diversity and a strong background in the financial services industry including banking, finance, investment, treasury and mergers and acquisitions. The Board has determined that at least one director should meet the financial services industry qualification. When considering succession, these qualifications must be a top priority if there is not the requisite number of qualified directors or it is likely there will be an opening in one of these qualifications in the near term generally defined as within two years.

The Board should adequately reflect the diversity of the Company’s constituencies and the communities in which the Company conducts business.

Following are the duties and responsibilities of each director:

(1)	Demonstrate the knowledge, skills, and leadership experience that make a director a valuable resource in fulfilling the responsibilities of the Board.
(2)	Provide contributions to Board discussions that are forward-looking, constructive, timely, independent and to the point.
(3)	Demonstrate the interpersonal skills to be effective in dealing with management and other directors.
(4)	Exhibit an up-to-date understanding of the national banking business.
(5)	Serve on at least two committees and participate on a regular basis.
(6)	Bring useful outside information and perspective to Board and Committee deliberations.
(7)	Attend meetings well prepared to evaluate and/or add value to agenda items presented to the Board and/or committee.
(8)	Be participative and engaged at meetings.
(9)	Show understanding and sensitivity to the fiduciary, ethical and legal responsibilities of Board membership.
(10)	Dedicate sufficient time to the changing responsibilities as a Board member.
(11)	Commit to ongoing learning to stay current on the responsibilities as a Board member.
(12)	Represent the company appropriately when interacting with members of the public.
(13)	Promote the Bank in personal and professional circles.
(14)	Commit to continuing to meet these responsibilities.

The narrative that follows sets forth the specific experience, qualifications, attributes and skills that led to the conclusion that the person should serve as a director considering the Company’s business and structure and the general qualifications and core competencies identified and deemed desirable by the Governance and Nominating Committee.

Christopher Becker - Mr. Becker joined the Board in January 2020 upon being named President and Chief Executive Officer of the Corporation and the Bank. Mr. Becker is a member of the Loan, Asset Liability and Risk Committees of the Bank. Mr. Becker has been employed by the Bank since 2011 and served as Executive Vice President and Chief Risk Officer of the Corporation and the Bank and Corporate Secretary of the Corporation through the end of 2019. In these positions, Mr. Becker was responsible for the Bank’s enterprise risk management program including oversight of strategic planning, technology, loan and deposit operations, compliance, administration of internal audit, facilities, and certain credit administration functions. Prior to joining the Bank, Mr. Becker served as Executive Vice President and Chief Financial Officer at the Bank of Smithtown and previously as Director, President and Chief Executive Officer of a national bank in organization. Mr. Becker began his career at Bridgehampton National Bank and served ultimately as Executive Vice President and Chief Operating Officer. Mr. Becker’s experience has provided him with the core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, strategic planning, business leadership, corporate responsibility and social, accounting and reporting, finance and investments, technology and cybersecurity, mergers and acquisitions, legal and regulatory, real estate, and marketing and public relations.

Paul T. Canarick - Mr. Canarick joined the Board in 1992 and is a member of the Governance and Nominating, Compensation and Risk Committees. Mr. Canarick is President and Principal of Paul Todd, Inc., a privately held construction company. Mr. Canarick’s experience has provided him with the core competencies identified by the Governance and Nominating Committee, which include banking, business leadership, corporate responsibility, and real estate.

J. Abbott R. Cooper – Mr. Cooper joined the Board in 2023 and is a member of the Governance and Nominating, Audit and Asset Liability Committees. Mr. Cooper is an attorney at Abbott Cooper, PLLC and the founder and managing member of Driver Management Company LLC (“Driver”). Prior to founding Driver, Mr. Cooper was the senior portfolio manager of the Financial Opportunity Strategy at Hilton Capital Management. Prior to that, Mr. Cooper was a senior investment banker covering depository institutions at Jefferies and Bank of America Merrill Lynch. Mr. Cooper began his career as a corporate lawyer, focusing on public and private company mergers and acquisitions, corporate governance, contests for corporate control and capital markets. Mr. Cooper earned his J.D. from the University of Montana School of Law and his B.A. from the University of Virginia. Mr. Cooper’s experience has provided him with the core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, strategic planning, business leadership, accounting and reporting, finance and investments, mergers and acquisitions, and legal and regulatory.

John J. Desmond - Mr. Desmond joined the Board in 2016 and is Chairman of the Audit Committee and a member of the Compensation and Risk Committees. Previously, he was Partner-In-Charge of the Long Island office of Grant Thornton LLP from 1988 through his retirement from the firm in 2015, having served over 40 years in the public accounting industry. Mr. Desmond’s experience included serving as lead audit partner for many public and privately-held companies. Mr. Desmond was elected by the U.S. Partners of Grant Thornton LLP to be a Partnership Board Member from 2001 through 2013. The Board was responsible for oversight of many of the firm’s activities including strategic planning, the performance of the senior leadership team and financial performance. Mr. Desmond also serves or has served as a director for various publicly held and not-for-profit entities. Mr. Desmond’s experience has provided him with the core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, strategic planning, business leadership, accounting and reporting, finance, mergers and acquisitions, and legal and regulatory.

Edward J. Haye – Mr. Haye joined the Board in November 2022 and is Chair of the Risk Committee and a member of the Governance and Nominating, Loan and Asset Liability Committees. Mr. Haye has substantial experience working for regulated companies and for law firms serving various regulated industries and government agencies. He is currently a partner at Cullen and Dykman LLP and formerly served as Chief Regulatory Counsel for American Water Works Company, Inc., the largest publicly traded water and wastewater utility company in the United States. Mr. Haye’s leadership responsibilities have included corporate governance, contract administration, affiliate transactions, intellectual property and labor and employment law. He currently serves or has served on the boards of various not-for-profit and community organizations. Mr. Haye’s experience has provided him with the core competencies identified by the Governance and Nominating Committee, which include corporate governance, strategic planning, business leadership, corporate responsibility, legal and regulatory, real estate, and marketing and public relations.

Louisa M. Ives - Ms. Ives joined the Board in 2019 and is Chair of the Asset Liability Committee and a member of the Compensation and Risk Committees. Ms. Ives has substantial experience in the financial services industry currently serving as Managing Director at Chilton Trust Company where she is responsible for external manager selection and due diligence for Chilton clients. Prior to her current role, Ms. Ives was a Managing Director and research analyst at Chilton Investment Company and served on the company’s board of directors. She currently serves on the boards of various not-for-profit and community organizations. Ms. Ives’ experience has provided her with the core competencies identified by the Governance and Nominating Committee, which include corporate governance, strategic planning, business leadership, corporate responsibility, finance and investments, and mergers and acquisitions.

Peter Quick - Mr. Quick joined the Board in 2015 and is Chair of the Loan Committee and a member of the Compensation and Asset Liability Committees. Mr. Quick has over 30 years of experience in the securities and financial services industries. He is a recognized leader in the securities industry with experience in the domestic and international equity markets, equities market making, market structure reform, trading technology and clearing operations. Mr. Quick is a retired Partner of Burke and Quick Partners Holdings LLP, the parent company of Burke & Quick Partners LLC, a broker dealer. Mr. Quick was President of the American Stock Exchange from 2000 to 2005. Prior to joining the American Stock Exchange, he served as President of Quick & Reilly Inc., a Quick & Reilly subsidiary and a national discount brokerage firm. Mr. Quick also serves or has served as a director for several publicly held companies and not-for-profit entities. Mr. Quick’s experience has provided him with the core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, strategic planning, business leadership, corporate responsibility, accounting and reporting, finance and investments, technology and cybersecurity, mergers and acquisitions, legal and regulatory, and real estate.

Denise Strain - Ms. Strain joined the Board in 2017 and is Chair of the Governance and Nominating Committee and a member of the Audit and Risk Committees.  Ms. Strain has 35 years of experience in the banking industry including most recently as the Managing Director and Senior Tax Counsel of Citigroup Inc.  Ms. Strain has served as a member on the Board of Trustees of a not-for-profit educational institution.  Ms. Strain’s experience has provided her with the core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, strategic planning, business leadership, corporate responsibility, accounting and reporting, finance, mergers and acquisitions, and legal and regulatory.

Milbrey Rennie Taylor - Ms. Taylor joined the Board in 2008 and is a member of the Governance and Nominating, Loan and Risk Committees. Ms. Taylor’s experience includes over 30 years in the television news business. She served as Executive Producer of CBS News Sunday Morning and CBS Weekend News. Ms. Taylor also served as Vice President of ThirdAge Media, an Internet company partly owned by CBS, Inc. Ms. Taylor currently serves and has served as a director on several not-for-profit entities. Ms. Taylor’s experience has provided her with the core competencies identified by the Governance and Nominating Committee, which include corporate governance, strategic planning, business leadership, corporate responsibility, marketing, and public relations.

Walter C. Teagle III - Mr. Teagle joined the Board in 1996, became Chairman of the Board in 2005 and is an ex officio member for all purposes of all Board committees of the Corporation and the Bank. Mr. Teagle is currently President and owner of Teagle Management, Inc., a private investment firm and Chairman Emeritus and Director of The Teagle Foundation, Inc., a private foundation. Mr. Teagle’s past experience includes a variety of executive and board positions including Managing Director, Groton Partners LLC, a merchant banking firm; Officer and Managing Director, Groton Asset Management LLC, an investment management company; Executive Vice President and Director, Lexent, Inc., a publicly-held infrastructure service provider; and President, Chief Executive Officer, and Director, Metro Design Systems, Inc., an engineering design services firm. Mr. Teagle has also been a director of not-for-profit entities. Mr. Teagle’s experience has provided him with the core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, strategic planning, business leadership, corporate responsibility, finance and investments, and mergers and acquisitions.

Eric J. Tveter - Mr. Tveter joined the Board in 2013 and is Chairman of the Compensation Committee and a member of the Audit and Loan Committees. He is currently Managing Member of ETC Ventures LLC; Managing Member of ETC Investment Fund I LLC; Senior Advisor of Communications Equity Associates; and Senior Advisor of Arthur D. Little. Mr. Tveter has extensive knowledge and experience in the US, UK and European technology, media and telecommunications industries. Mr. Tveter’s experience has provided him with the core competencies identified by the Governance and Nominating Committee, which include corporate governance, banking, strategic planning, business leadership, corporate responsibility, accounting and reporting, finance, technology and cybersecurity, mergers and acquisitions, legal and regulatory, real estate, and marketing and public relations.

BOARD LEADERSHIP STRUCTURE

The Board has determined that the Chairman of the Board will be an independent director.  The Board believes that stockholder interests are best served by having a Chairman of the Board who is independent of management and whose exclusive responsibility is the long-term best interest of the Corporation’s stockholders.

Walter C. Teagle III has served as Chairman of the Board since May 2005. As Chairman, Mr. Teagle organizes the work of the Board and ensures that the Board has access to sufficient information to enable it to carry out its functions, including monitoring the Corporation’s performance and the performance of the Board and management. The role of the Chairman of the Board includes: (1) presiding over all meetings of the Board and stockholders, including regular executive sessions of the Board in which the CEO, a management director, and other members of management do not participate; (2) establishing the annual agenda of the Board and agendas of each meeting in consultation with the CEO; (3) serving as an ex officio member of each Board committee and advising with respect to the work of each Board committee; (4) coordinating periodic Board reviews of management’s strategic plan for the Corporation; and (5) coordinating the Compensation Committee annual performance review of the CEO.

BOARD’S ROLE IN RISK OVERSIGHT

Risk is an integral part of Board and Board committee discussions. The significant risks facing the Corporation are set forth in an Enterprise Risk Management document. The Corporation’s management team, which includes a Chief Risk Officer, is responsible for identifying, assessing and managing risk and the Board is responsible for risk oversight and fulfills this responsibility primarily through its committees. In granting authority to management, approving policies and strategies and receiving management reports, the Board and its committees consider, among other things, the risks that the Corporation faces.  For significant risks, such as credit risk, interest rate risk, liquidity risk, and cybersecurity risk, the Corporation has formal written policies that are approved by an appropriate Board committee or the full Board.

As reflected in the Corporation’s Corporate Governance Guidelines, the Board and its committees address succession planning risk both in the ordinary course of business and on a contingent basis in case of unexpected events. The Corporation has comprehensive written succession planning documents that cover the Board and its committees, the CEO and the other members of executive management and from time to time retains consultants with expertise in succession planning matters. The Corporation’s succession planning documents are updated no less often than annually and are actively used by the Board and its committees to oversee and ensure a smooth transition should Board members or key members of executive management retire or otherwise leave the employ of the Corporation.

The following table sets forth the risk oversight responsibilities of the Board and Board committees.

Board or Board Committee	Risk Oversight Responsibilities
Board of Directors	Strategic, Earnings and CEO Succession
Audit Committee	Internal and External Audits, Financial Statements, Internal Controls and Regulatory
Compensation Committee	Key Personnel, Compensation and Retention
Governance and Nominating Committee	Governance, Reputation, Director and Senior Management Succession, Corporate Responsibility
Asset Liability Committee	Interest Rate, Liquidity, Price, Market and Economic Conditions
Loan Committee	Credit and Allowance for Credit Losses
Risk Committee	Compliance, Cybersecurity, Technology, Legal and Operational

HONEST FAIR ETHICAL AND LEGAL WORKPLACE

Management and staff at all levels are expected to behave in an honest, fair, ethical and legal manner in all circumstances. This includes both internal interactions with other members of the organization and external interactions with customers, shareholders, members of the community and applicants for employment. We firmly believe that our high standard of ethical behavior will maintain the favorable reputation of the Corporation in the marketplace and ensure it remains a great place to work, be a stockholder and be a customer.

We communicate our expectations for honest, fair, ethical and legal behavior through numerous policies within the organization. This begins with our Code of Ethics which describes requirements by which all personnel must conduct themselves. Every employee and Director is required to annually sign a statement that they have read the Code of Ethics and understand its provisions and agree to abide by them. The commitment of our directors and senior management team to honest, fair, ethical and legal behavior means that the proper tone is set from the top of the organization and reinforced through compliance and corporate governance best practices.

Our policy for Equal Employment and Affirmative Action states that the Bank will recruit, hire, train and promote, in all job classifications, without regard to any classification protected by applicable federal, state or municipal law. Our Anti-Harassment policy states that the Bank is unequivocally opposed to and will not tolerate any harassment of a sexual, racial, ethnic, age or religious nature, or based on any other personal characteristics protected by law from such harassment, that is directed toward any employee or applicant for employment or any other person in the workplace by any other employee or person in the workplace.

Additional policies that communicate the importance and expectations of honest, fair, ethical and legal behavior include the Nepotism Policy which describes the Bank’s commitment to employment and advancement based on an individual’s qualifications and merit, and the Insider Trading Policy which prohibits Directors, officers and other employees from trading shares of the Corporation’s common stock based on material nonpublic information.

To reinforce the importance of the policies above, annual training programs on certain policies are provided to all employees. These programs help employees understand how the policies apply on a day-to-day basis and how to deal with events and situations that may occur. Employees are encouraged to report concerns without fear of retaliation and may do so in a confidential manner.

The Corporation is committed to the success and development of our employees and provides opportunities for personal and professional growth. Our professional development program strives to develop the next generation of financial leaders and provides opportunities to enhance employees’ overall banking knowledge. Tuition reimbursement is offered to employees to encourage continued education, and the Bank’s virtual Learning Center provides opportunities for learning through continuous course offerings. In addition, the Bank’s summer internship program provides an immersive workplace experience for students. Finally, on-the-job training focused on an exchange of information and professional experiences between colleagues remains a very important part of development in the workplace and achieving high levels of productivity.

The Corporation is committed to our communities. The First National Bank of Long Island was built on a foundation of customer-first service and community involvement. Our dedicated team has a long-standing history of service to not-for-profit and volunteer organizations spanning Long Island into Manhattan, Brooklyn and Queens. A mix of monetary donations in addition to hands-on community service is at the heart of this commitment, allowing for meaningful interaction and equity built between our employees and neighbors in the communities we serve.

We respect the environment. An ongoing branch optimization strategy reduced the Bank's physical footprint by 23%, consolidating duplicative locations within a geographic area. Other initiatives include: 1) new corporate-owned vehicles must be EV or hybrid vehicles; 2) charging stations are available outside corporate offices; 3) practicing responsible waste management and recycling practices on bank premises; 4) implemented eStatements to reduce paper; 5) installed LED lighting and occupancy sensor lighting in new branches and back-office space; and 6) maintaining a geothermal cooling and heating system on our Southampton location.

The Corporation’s diversity is demonstrated by the members of the Board, three are female and one is a member of two underrepresented minority groups. Of our seven Executive Vice Presidents, two are female and one is a member of an underrepresented minority group. The Company provides diversity statistics of the full Bank staff on its website and below.

Board and Employee Diversity Matrices. The following tables present information regarding the gender identity and demographic background of the Board of Directors and employees at the dates indicated.

Board of Directors Diversity Matrices: The following tables present information regarding the gender identity and demographic background of the Board subsequent to Annual Meeting of Stockholders on April 16, 2024 and the diversity information provided in our proxy statement for last year's Annual Meeting of Stockholders:

Total Number of Directors 2024	11
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	8
Part II: Demographic Background
African American or Black		1
Asian		1
White	3	7
Two or More Races or Ethnicities		1

Total Number of Directors 2023	12
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	9
Part II: Demographic Background
African American or Black		1
Asian		1
White	3	8
Two or More Races or Ethnicities		1

Employee Diversity Matrix: The following table presents information regarding the gender identity and demographic background of the employees as of December 31, 2023:

Total Number of Employees	292
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Employees	199	93
Part II: Demographic Background
African American or Black	31	5
Alaskan Native or American Indian	1	—
Asian	15	12
Hispanic or Latinx	29	11
Native Hawaiian or Pacific Islander	2	—
White	114	64
Two or More Races or Ethnicities	7	1

MEETINGS OF THE BOARD OF DIRECTORS

All of the members of the Board of the Corporation also serve on the Board of the Bank. The Board of the Corporation held ten regular meetings and eight special meetings during 2023. Each director attended at least 75% of the aggregate number of Board meetings and meetings of the committees on which such director served.  The Board meets regularly in executive session throughout the year.

BOARD COMMITTEES AND MEETINGS

The Board of the Corporation has three standing committees: the Governance and Nominating Committee; the Audit Committee; and the Compensation Committee.  The Board of the Bank also has three standing committees: the Loan Committee; the Asset Liability Committee; and the Risk Committee. The Corporation’s Board has adopted a formal written charter for each of its committees. A current copy of the charters may be viewed on the Corporation’s website at www.FNBLI.com through the “Investor Relations” page using the “Corporate Governance” documents link.

Governance and Nominating Committee

The Corporation’s Governance and Nominating Committee consists of independent directors as defined in the Nasdaq Rules. The members of the Governance and Nominating Committee are Paul T. Canarick, J. Abbott R. Cooper, Edward J. Haye, Denise Strain, Milbrey Rennie Taylor and Walter C. Teagle III.  The Committee met four times during 2023.

The Governance and Nominating Committee is currently responsible for, among other things: (1) maintaining the director and senior management succession plans; (2) identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of stockholders; (3) recommending to the Board written corporate governance guidelines and monitoring compliance with these guidelines; (4) leading the Board in an annual self-assessment and reporting to the Board on its own self-assessment and the self-assessments performed by the other Board committees; (5) recommending to the Board director candidates for each committee; (6) establishing the director skill sets matrix to evaluate the collective skills of the existing Board members and to identify skills that may be sought when filling vacancies; and (7) reviewing and assessing the Corporation’s Equity, Social and Corporate Governance guidelines and recommending any proposed changes to the Board for approval.

Although the Corporation has a long history of being able to attract and maintain a cohesive Board with the variety of skills necessary to oversee the affairs of the Corporation, the Governance and Nominating Committee will consider director candidates recommended by stockholders. Submission of candidates may be made in writing at any time. However, to be considered by the Governance and Nominating Committee for nomination at the 2025 Annual Meeting, such submissions should be made no later than December 6, 2024 to the Chair of the Governance and Nominating Committee at the Corporation’s address set forth in this proxy statement. In addition, nominations for the election of directors may be made by any stockholder entitled to vote for the election of directors provided that such nominations are made in accordance with the provisions of the Corporation’s bylaws establishing the information and notice requirements for such nominations.

In addition to interviews, the Governance and Nominating Committee may evaluate potential nominees by reviewing resumes, checking business and/or personal references, and performing background checks as deemed appropriate. The Corporation has not paid a fee to any third party or parties to assist in identifying or evaluating potential nominees.

All of the Class II nominees approved by the Governance and Nominating Committee for inclusion on the Corporation’s proxy card for the Annual Meeting of Stockholders to be held April 16, 2024 are directors standing for re-election.

Audit Committee

The members of the Audit Committee are J. Abbott R. Cooper, John J. Desmond, Denise Strain, Walter C. Teagle III and Eric J. Tveter. The Committee met six times during 2023.

The Board has determined that all members of the Audit Committee are independent. Independence is defined in SEC Rule 10A-3 and the Nasdaq Rules. The Board has also determined that John J. Desmond and Eric Tveter each qualifies as an “audit committee financial expert” as that term is defined in Item 407 of Regulation S-K of the SEC. The Board determined that all members of the Audit Committee have banking or related financial management expertise.

The responsibilities of the Audit Committee are described under the heading “Audit Committee Report” in this proxy statement.

Compensation Committee

All the members of the Corporation’s Compensation Committee are independent directors as defined in the Nasdaq Rules. The members of the Compensation Committee are Paul T. Canarick, John J. Desmond, Louisa M. Ives, Peter Quick, Walter C. Teagle III and Eric J. Tveter. The Committee met six times during 2023.

The Compensation Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing and evaluating the Corporation’s compensation practices ensuring that appropriate policies, procedures and systems are in place to identify, measure, and control related risks, including strategic, reputation and operational risk. The Committee seeks to identify those employees, including but not limited to the CEO and other executive officers, who could potentially expose the Corporation to material amounts of such risk and arrive at compensation for these employees and non-management directors that is appropriate and competitive and does not expose the Corporation to unacceptable risk.

The Compensation Committee is responsible for: (1) implementing and maintaining guiding principles, compensation policies and compensation plans for the CEO, other executive officers and non-management directors, all as set forth in the Corporation’s proxy statement for its annual meeting of stockholders, and making recommendations to the Board taking into account market competitive data; (2) recommending to the Board approval of employment agreements for the CEO and other executive officers; (3) evaluating the performance of the CEO against established goals and objectives and approving for Board ratification the base salary level for the CEO subject to any existing employment agreement; (4) reviewing the CEO’s performance evaluations of the other executive officers of the Corporation and approving for Board ratification the base salary level of each such officer subject to any existing employment agreements; (5) approving for Board ratification cash incentives and bonuses to be paid to the CEO and other executive officers pursuant to the Corporation’s incentive compensation plans or otherwise;  (6) setting corporate goals, objectives and compensation plans used to determine cash incentives and bonuses paid to the CEO and other executive officers and equity compensation awarded to the CEO, other executive officers and non-management directors; (7) approving for Board ratification awards of equity compensation to the CEO, other executive officers and non-management directors pursuant to the Corporation’s equity compensation plans or otherwise; (8) recommending to the Board compensation proposals such as the compensation to be paid to the Corporation’s NEOs, say-on-pay, say-when-on-pay or equity incentive plans to be included in the Corporation’s annual proxy statement; (9) reviewing the overall annual salary budget for the Bank’s entire employee population; (10) conducting, or causing to be conducted, at its discretion, a periodic review of the Corporation’s pension, 401(k), and health and welfare plans; (11) reviewing and approving the compensation discussion and analysis included in the Corporation’s annual proxy statement and preparing or causing to be prepared the Compensation Committee Report to be included therein; (12) reviewing executive management’s determination of compensation of non-executive officers of the Corporation including the total amount of incentive compensation to be paid to such officers; (13) periodically reviewing the incentive compensation plans for senior vice presidents and other employee categories below the level of executive officer; and (14) considering the results of the most recent non-binding, stockholder advisory vote on executive compensation and, if deemed necessary, recommending to the Board changes in compensation policies, practices and decisions.

The Compensation Committee administers the Corporation’s equity incentive plan, including selecting directors and officers to whom awards are to be made and determining the timing, duration, amount, type and terms of each award. Members of the Compensation Committee as well as all other non-employee directors of the Corporation have been eligible for awards of stock-based compensation in the past and it is currently anticipated that they will be eligible for future awards.

The Compensation Committee considers the most recent stockholder say-on-pay advisory vote in reviewing the Corporation’s executive compensation policies, practices and decisions. The Compensation Committee concluded that the 2023 say-on-pay advisory vote most likely reflected the January 2022 change in methodology for grants of equity incentive compensation and therefore no revisions were deemed necessary to our executive compensation program.

The Committee’s use of an independent compensation consultant in designing a compensation program is described in Compensation Discussion and Analysis in this proxy statement under the heading “Role of Independent Compensation Consultant.”

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee: (1) was an officer or employee of the Corporation or the Bank; (2) was formerly an officer of the Corporation or the Bank; or (3) had any relationship requiring disclosure by the Corporation under the SEC’s rules governing disclosure of related party transactions. No executive officer of the Corporation served as a director or member of a compensation committee of another entity, one of whose executive officers served as a member of the Corporation’s Board or Compensation Committee.

Bank Committees: Loan Committee, Asset Liability Committee and Risk Committee

The Loan Committee is responsible for providing oversight with respect to the Bank’s lending activities.  The Asset Liability Committee is responsible for providing oversight with respect to the Bank’s achievement of its overall objective of optimizing returns consistent with prudent risk management regarding assets, liabilities, equity and off-balance sheet activities. The Risk Committee assists the Board in fulfilling its oversight responsibilities by reviewing and evaluating the Bank’s risk management practices to ensure that appropriate policies, procedures and systems are in place to identify, measure and control related risks, including compliance, cybersecurity and technology functions.

BOARD MEMBER ATTENDANCE AT ANNUAL MEETINGS

The Board strongly encourages each of its members to attend the Annual Meeting of Stockholders. In this regard, the Board sets the date for the Annual Meeting of Stockholders to coincide with its April Board meeting. All directors attended the prior year’s Annual Meeting of Stockholders by conference call, which was held on April 18, 2023.

SECURITY HOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS

The Corporation’s Board does not have a formal process for security holders to send communications to the Board. The Board believes that a formal process is unnecessary because the Corporation is relatively small and both the Chairman of the Board and the CEO, who is also a director, are easily accessible by telephone and mail.

COMPENSATION OF DIRECTORS

Cash Compensation

The Chairman of the Board of the Corporation and the Bank receives an annual retainer for service on both boards. Non-employee directors of the Corporation receive an annual retainer for service on both boards for attending regularly scheduled board meetings and a per meeting fee for special Board meetings. Annual retainers and per meeting fees for service on both boards in 2023 are shown in the following table.

Board Member	Annual Retainer	Special Meeting Fees
Chairman	$113,500	None
Non-employee Directors	$37,000	$1,250
Non-employee Directors	—	$500 for loan approval meetings

Non-employee directors of the Corporation and the Bank receive annual retainers for Board committee service as shown in the following table.

Committee	Committee Chair	Committee Member
Audit Committee	$17,500	$7,500
Compensation Committee	$11,000	$5,000
Governance and Nominating Committee	$11,000	$5,000
Asset Liability Committee	$11,000	$5,000
Loan Committee	$11,000	$4,000
Risk Committee	$11,000	$5,000

There are no per meeting fees for committee meetings except Loan Committee members are paid $500 for each Management Loan Committee meeting attended.

The Chairman does not receive per meeting fees or committee retainers. The CEO does not receive retainers or per meeting fees for Board or Board committee service.

Stock-based Compensation

Non-employee directors of the Corporation receive compensation in the form of equity grants. Equity compensation for directors consists of restricted stock units (“RSUs”) or stock awards. Directors are expected to continue to receive compensation in the form of equity awards.

Stock awards granted to non-employee directors in 2023 were granted under the 2021 Equity Incentive Plan (“2021 Plan”) and vest on April 16, 2024. Stock awards granted to non-employee directors in 2022 were granted under the 2021 Plan and vested on April 18, 2023. Stock awards granted to non-employee directors in 2021 were granted under the 2021 Plan and vested on April 19, 2022. Awards granted to directors under the 2021 Plan immediately vest upon an involuntary termination following a change in control, total and permanent disability or death.

Frozen Retirement Plan

On June 18, 1991, the Board of the Bank adopted The First National Bank of Long Island Retirement Plan for Directors ("Frozen Retirement Plan"). Effective December 31, 2000, benefits earned to date under the Frozen Retirement Plan were frozen and the ability of directors to earn additional benefits was discontinued. Upon retirement after attaining the age of sixty (60), each of the current directors who was a director prior to 2001 will receive a credit ("Credit Percentage") of ten percent (10%) multiplied by the number of years of service on the Board through December 31, 2000, not to exceed one hundred percent (100%). The annual benefit ("Annual Benefit") payable under the Frozen Retirement Plan is equal to the monthly Board of Directors’ attendance fee in effect as of December 31, 2000, which was $1,000, multiplied by twelve (12) and then multiplied by the Credit Percentage. The Annual Benefit is payable in quarterly installments for a period of seven (7) years from the date of retirement ("Payment Period"). In the event of the death of a director or a retired director, the surviving spouse of such director is entitled to receive an annual payment equal to seventy-five percent (75%) of the Annual Benefit, calculated as set forth above, and payable over the remainder of the applicable Payment Period.

Director Compensation

The following table sets forth information concerning the compensation of directors for 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2) ($)	Total ($)	Aggregate Option Awards Outstanding At Year End (#)	Aggregate Stock Awards Outstanding (#)
Paul T. Canarick	61,750	37,000	2,004	100,754	—	3,144
J. Abbott R. Cooper	44,625	37,000	—	81,625	—	3,144
Alexander L. Cover	64,500	37,000	—	101,500	—	3,144
John J. Desmond	74,500	37,000	—	111,500	—	3,144
Edward J. Haye	57,582	37,000	—	94,582	—	3,144
Louisa M. Ives	63,750	37,000	—	100,750	—	3,144
Stephen V. Murphy (3)	65,750	37,000	—	102,750	—	3,144
Peter Quick	73,125	37,000	—	110,125	—	3,144
Denise Strain	70,500	37,000	—	107,500	—	3,144
Milbrey Rennie Taylor	62,750	37,000	—	99,750	—	3,144
Walter C. Teagle III	113,500	70,000	1,051	184,551	—	5,947
Eric J. Tveter	71,750	37,000	—	108,750	—	3,144

(1)	Stock awards were granted in 2023 and vest on April 16, 2024.
(2)	The change in pension value represents accretion of the benefit obligation under the Frozen Retirement Plan.
(3)	Mr. Murphy retired from the Board effective January 31, 2024.

MANAGEMENT

Set forth below is the business experience during the past five years and other information as to all executive officers of the Corporation and the Bank as of the date of this proxy statement.

Executive Officers	Age	Present Capacity	Officer Since
Christopher Becker	58	Director, President and Chief Executive Officer of the Corporation and the Bank	2011
Janet T. Verneuille	63	Senior Executive Vice President and Chief Financial Officer of the Corporation and the Bank; Treasurer of the Corporation and Cashier of the Bank	2019
Christopher J. Hilton	46	Senior Executive Vice President of the Corporation and the Bank; Chief Lending Officer of the Bank	2017
Tanweer S. Ansari	49	Executive Vice President and Chief Risk Officer of the Corporation and the Bank; General Counsel of the Bank	2014
Richard P. Perro	58	Executive Vice President of the Corporation and the Bank; Chief Retail Officer of the Bank	2002
Susanne Pheffer	61	Executive Vice President of the Corporation and the Bank; Chief Information Officer of the Bank	2020
Michael J. Spolarich	55	Executive Vice President of the Corporation and the Bank; Chief Credit Officer of the Bank	2020

Mr. Becker joined the Board in January 2020 upon being named President and Chief Executive Officer of the Corporation and the Bank. Mr. Becker has been employed by the Bank since 2011 most recently serving as Executive Vice President and Chief Risk Officer of the Corporation and the Bank and Corporate Secretary of the Corporation. Mr. Becker has been responsible for the Bank’s enterprise risk management program including oversight of strategic planning, technology, loan and deposit operations, compliance, administration of internal audit, facilities and certain credit administration functions.

Ms. Verneuille joined the Bank in 2019 as Executive Vice President and Chief Risk Officer of the Corporation and the Bank. On December 1, 2023, Ms. Verneuille was promoted to Senior Executive Vice President and Chief Financial Officer of the Corporation and the Bank. Prior to joining the Bank, Ms. Verneuille served as Executive Vice President and Chief Financial Officer of Empire National Bank.  Ms. Verneuille previously served as Director, Executive Vice President and Chief Financial Officer of a national bank in organization after serving fifteen years at Bridgehampton National Bank, ultimately as Executive Vice President and Chief Financial Officer. Ms. Verneuille obtained her public accounting experience at KPMG LLP and is a Certified Public Accountant.

Mr. Hilton joined the Bank in June 2017 as Senior Vice President and Commercial Banking Division Executive. On January 1, 2018, Mr. Hilton was promoted to Executive Vice President of the Corporation and the Bank. On January 1, 2020, Mr. Hilton was named Chief Lending Officer of the Bank. On December 1, 2023, Mr. Hilton was promoted to Senior Executive Vice President of the Corporation and the Bank. Prior to joining the Bank, Mr. Hilton served as Executive Vice President and Chief Credit Officer of Suffolk County National Bank until its acquisition by People’s United Bank in April 2017. Mr. Hilton joined People’s United Bank and served as Senior Credit Officer until May 2017. Prior to his employment at Suffolk County National Bank, Mr. Hilton served as Executive Vice President & Chief Credit Officer of Empire National Bank.

Mr. Ansari joined the Bank in 2014 as Senior Vice President and Chief Compliance Officer. Effective January 1, 2022, Mr. Ansari was promoted to Executive Vice President and was named Internal Counsel. On December 1, 2023, Mr. Ansari was promoted to Chief Risk Officer of the Corporation and General Counsel of the Bank. Prior to joining the Bank, Mr. Ansari served as Associate General Counsel and Compliance Officer of Bethpage Federal Credit Union from 2007 to 2014 and in various management capacities at two Long Island/New York City banks from 1999 to 2007. Mr. Ansari is a licensed attorney admitted to the New York State Bar (2009) and United States Supreme Court Bar (2015).

Mr. Perro joined the Bank in 2002 as Vice President, Branch Manager. Effective January 1, 2009, Mr. Perro was promoted to Senior Vice President of Branch Administration. Effective January 1, 2013, Mr. Perro was promoted to Executive Vice President of Branch Administration and in 2020 was named Chief Retail Officer of the Bank. Prior to joining the bank Mr. Perro served as Vice President, Branch Manager at North Fork Bank.

Ms. Pheffer joined the Bank in 2020 as Executive Vice President and Chief Information Officer. Prior to joining the Bank, Ms. Pheffer served six years as Executive Vice President and Chief Technology Officer of Empire National Bank. Ms. Pheffer previously served as a Senior Consultant and Director of Operations for a bank consulting firm headquartered on Long Island from 2007 to 2014. Prior to that, Ms. Pheffer served twenty-five years at another Long Island-based community bank where she was promoted to Senior Vice President and Chief Information Officer.

Mr. Spolarich joined the Bank in 2020 as Senior Vice President and Senior Credit Officer. Effective December 1, 2020, Mr. Spolarich was promoted to Executive Vice President and Chief Credit Officer. Prior to joining the Bank in 2020, Mr. Spolarich served as Senior Credit Officer for the New York City and Long Island districts of People’s United Bank and Chief Credit Officer for Empire National Bank. Mr. Spolarich was previously employed with the First National Bank of Long Island.

PROPOSAL 2

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO THE

CORPORATION’S NAMED EXECUTIVE OFFICERS

The compensation paid to our NEOs is disclosed in this proxy statement in the sections entitled “Compensation Discussion and Analysis,” “Compensation of Executive Officers,” “Compensation Pursuant to Plans,” “Executive Compensation and Financial Performance” and “Employment Agreements.” We believe that our compensation policies, practices and decisions are focused on pay-for-performance principles and are strongly aligned with the long-term best interests of our stockholders. Compensation of our NEOs is designed to enable us to attract and retain talented and experienced senior executives to lead the Corporation successfully in a competitive environment. Stockholders are being asked to cast a non-binding, advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Corporation’s NEOs as disclosed in its proxy statement for the April 16, 2024 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The affirmative vote of the holders of a majority of shares represented online at the virtual Annual Meeting or by proxy and voting on this item will be required for approval.

Your vote on this Proposal 2 is advisory, and therefore not binding on the Corporation, the Compensation Committee or the Board. The vote will not be construed to overrule any decision by the Corporation, the Compensation Committee or the Board; to create or imply any change to the fiduciary duties of the Corporation, the Compensation Committee or the Board; or to create or imply any additional fiduciary duties for the Corporation, the Compensation Committee or the Board. However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is a significant vote against the compensation paid to our NEOs as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Board and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR the proposal to approve the compensation paid to the Corporation’s named executive officers.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis included herein and provided pursuant to Item 402(b) of Regulation S-K.

Based on this review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement. The Compensation Committee:

●	Eric J. Tveter, Chairman
●	Paul T. Canarick
●	John J. Desmond
●	Louisa M. Ives
●	Peter Quick
●	Walter C. Teagle III

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (“1933 Act”) or the 1934 Act, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

COMPENSATION DISCUSSION AND ANALYSIS

The Corporation’s NEOs for 2023 are as follows:

Executive Officers	Present Capacity
Christopher Becker	Director, President and Chief Executive Officer of the Corporation and the Bank
Janet T. Verneuille	Chief Financial Officer of the Corporation and the Bank; Treasurer of the Corporation and Cashier of the Bank
Christopher J. Hilton	Chief Lending Officer of the Bank
Susanne Pheffer	Chief Information Officer of the Bank
Jay P. McConie	Former Chief Financial Officer of the Corporation and the Bank; Former Treasurer of the Corporation and Former Cashier of the Bank

Key financial results and performance metrics for 2023 and 2022, including those used in determining incentive compensation, are as follows:

Results and Performance Metrics	2023	2022
Net Income	$26,239,000	$46,932,000
Diluted Earnings per Share	$1.16	$2.04
Return on Average Assets (“ROA”)	0.62%	1.11%
Return on Average Equity (“ROE”)	7.14%	12.13%
Total Shareholder Return	78.6%	88.0%

The following is a discussion of the compensation awarded to, earned by or paid to the NEOs. The discussion explains all the material elements of the Corporation’s compensation of the NEOs. It should be read in conjunction with the other executive compensation disclosures that appear elsewhere in this proxy statement.

Guiding Principles

In designing and maintaining a compensation program for the Corporation’s NEOs, other executive officers and employees, the Compensation Committee adheres to the following guiding principles:

(1)	The compensation program should be principles-based, employ best practices in executive compensation and consider all relevant regulatory guidance regarding sound incentive compensation policies.
(2)

The compensation program should be designed and supervised by the Compensation Committee with, as needed, the assistance of independent compensation consultants, legal counsel and other advisors who have significant experience in risk management, compensation practices and legal matters in the financial services industry.

(3)

The Compensation Committee should consist entirely of independent directors and operate under a charter adopted by the Board that clearly defines its duties and responsibilities. Significant approvals by the Compensation Committee regarding the provisions of the executive compensation program and awards thereunder should be ratified by the full Board.

(4)

A significant portion of executive compensation awarded under the program should be directly tied to corporate and peer group performance and thereby closely aligned with the interests of stockholders. The corporate performance levels necessary to earn threshold, target and maximum cash incentive and equity awards should be determined by the Compensation Committee and should not encourage inappropriate risks that could lead to material financial loss to the Bank.

(5)

The compensation program should enable the Corporation to attract and retain highly skilled professionals in each necessary discipline (i.e., executive, financial, lending, operations, risk management).

(6)

Compensation paid should be appropriately balanced between short and long-term components.  The short-term components should primarily consist of base salary and cash incentive compensation and the long-term components should be equity awards that vest over time as well as retirement benefits.

(7)

The competitiveness of total direct compensation, which consists of base salary, cash incentive and equity awards, should be tested regularly by a comparison to: (1) a group of peer banks selected by the Compensation Committee that are similar in size and scope to the Corporation; and (2) amounts published in compensation surveys for the banking industry conducted by nationally recognized independent compensation consulting firms.

(8)	The compensation program should achieve internal equity among the Corporation’s executive officers.

(9)	Retirement benefits should be market competitive and evaluated based on the percentage of the executive’s income replaced in retirement.
(10)

Payments upon a change in control or termination should be market competitive, reasonable in amount and designed to ensure that the executive officers of the Bank are not significantly harmed nor unduly enriched and are reasonable with respect to the consummation of a transaction, such as a sale or merger of the Bank, that may be in the best interests of the Corporation’s stockholders.

(11)

The Compensation Committee should identify those employees, whether they are executive officers or otherwise, who could potentially expose the Corporation to material amounts of risk. The compensation of such employees should be designed to discourage imprudent risk taking and contain maximum incentive amounts that do not represent windfalls.

(12)	Clawbacks should be utilized within the compensation program in accordance with our clawback policy and applicable laws and regulations.
(13)	Retention of vested or exercised equity awards should be required until stock ownership guidelines are met.
(14)	Employees, whether they are executive officers or otherwise, should be prohibited from hedging the value of equity compensation that vests over time.
(15)	Performance goals should be established by the Compensation Committee and ratified by the full Board.
(16)	Achievement of performance goals should be determined by the Compensation Committee prior to the payment of awards.

Objectives of the Executive Compensation Program

The Corporation’s executive compensation program is designed to enable the Corporation to attract and retain talented executive officers necessary to safely and successfully operate and grow the Bank. The executive compensation program promotes sound risk management and long-term value creation for our stockholders.

What the Executive Compensation Program is Designed to Reward

Certain elements of the executive compensation program are intended to reward current performance. By offering long-term equity compensation, the executive compensation program is also designed to reward executive officers who help maximize long-term financial performance and earnings growth of the Corporation. The short-term and long-term incentives and the metrics used to determine the amount of incentive earned are intended to align the interests of management with the interests of stockholders.

Role of Independent Compensation Consultant

In determining an appropriate level of compensation for the CEO, other executive officers and the Board, the Compensation Committee periodically engages an independent compensation consulting firm to gather and help analyze the information necessary to make such determinations. In 2023, the Compensation Committee engaged Pearl Meyer & Partners LLC (“Pearl Meyer”), an independent national compensation consulting firm, to conduct a review of the compensation of the Company’s CEO and other executive officers. The objective of the reviews was to provide an assessment of the competitiveness and effectiveness of the Corporation’s compensation programs relative to peer banks.

In performing their 2023 review, Pearl Meyer worked with the Compensation Committee to develop a custom peer group. The peer banks were similar in size and scope to the Bank, with total assets averaging approximately $5.2 billion. This average compared to total assets for the Bank of approximately $4.3 billion at year-end 2023.  The peer group consists of twenty-one publicly-held bank holding companies located in the Bank’s general geographic area and included: ACNB Corporation, Arrow Financial Corporation, BCB Bancorp, Inc., Cambridge Bancorp, C&F Financial Corporation, Chemung Financial Corporation, CNB Financial Corporation, Enterprise Bancorp, Inc., Financial Institutions, Inc., Flushing Financial Corporation, HarborOne Bancorp, Inc., Kearny Financial Corp., Northfield Bancorp, Inc., Orrstown Financial Services, Inc., Peapack-Gladstone Financial Corporation, Primis Financial Corp., Tompkins Financial Corporation, TrustCo Bank Corp NY, Univest Financial Corporation, Washington Trust Bancorp, Inc. and Western New England Bancorp, Inc.

In performing their 2023 review of executive compensation, Pearl Meyer compiled compensation data from the proxy statements of the Corporation’s custom peer group and from published industry surveys and, based on this data, calculated percentile amounts against which total compensation for the Company’s NEOs could be compared. The Compensation Committee found the results of the Pearl Meyer study to be directionally consistent with their stated philosophy and took the results of the study into account to make compensation decisions.

In addition to gathering and analyzing compensation data for the peer group, Pearl Meyer also gathered and analyzed peer compensation data from published industry surveys and other proprietary data sources. In performing their reviews, Pearl Meyer assessed total remuneration and the individual elements of total remuneration including base salary, long-term incentives, annual cash incentive compensation, annual equity awards, retirement benefits and perquisites. Based on their reviews, Pearl Meyer provided the Compensation Committee with a comparison of the compensation of the CEO and other executive officers to the market 25th, 50th, and 75th percentiles.

The Compensation Committee received a letter from Pearl Meyer regarding its independence under the six factors to be considered for such purposes under Nasdaq Rules, assessed the independence of Pearl Meyer pursuant to such rules and determined that Pearl Meyer is an independent and conflict-free advisor to the Corporation.

Elements of Executive Compensation

The executive compensation program consists of four basic components: (1) base salary; (2) annual cash incentive compensation; (3) equity awards; and (4) other noncash compensation, consisting primarily of retirement benefits and reasonable perquisites.

Why We Choose To Pay Each Element of Executive Compensation

Base Salary. The Compensation Committee believes that base salary for an NEO should compensate the officer for the skills and effort required to perform the officer’s day-to-day responsibilities, taking into account the size and complexity of the Company.

Annual Cash Incentive Compensation. The Compensation Committee has included annual cash incentive compensation in the executive compensation program as a means to incent executive officers to optimize corporate performance through the achievement of annual corporate goals set forth in the Corporation’s strategic plan. Our Compensation Committee recommended, the Board adopted and the stockholders approved the 2016 Cash Incentive Plan, which provides the opportunity for a cash incentive payment based upon the achievement of corporate and individual goals.

Equity Awards. The Compensation Committee uses equity awards granted under the Corporation’s equity incentive plan as a means to incentivize executive officers to optimize corporate performance over an extended time-period.  Equity awards, together with retirement benefits, are the longer-term components of our executive compensation program.

Other Noncash Compensation. Other noncash compensation consists of: (1) retirement benefits paid under the Bank’s defined benefit pension plan (“Pension Plan”) and 401(k) Plan; and (2) noncash fringe benefits not available to the general employee population of the Bank. Noncash fringe benefits, other than those available to the general employee population at the Bank, include the personal use of business automobiles and a country club membership for the CEO.

Retirement benefits provided by the Corporation’s Pension and 401(k) Plans are intended to encourage the NEOs to maintain employment with the Corporation and maximize long-term corporate performance.  A country club membership is provided to the CEO to aid him in developing and retaining business.  Business automobiles or an auto allowance are provided to the Bank’s executive officers, including the NEOs, as a competitive perquisite and as an alternative to reimbursing such officers for mileage driven on account of business conducted on behalf of the Corporation.

How We Determine The Amount To Pay For Each Element of Executive Compensation

The total compensation paid by the Corporation to each of the NEOs is based on a variety of factors including: (1) the Company’s recent and expected future overall financial performance; (2) current economic conditions and the effect on the Company’s performance and that of its peers; (3) the executive officer’s experience and tenure, years of service to the Bank, scope of responsibilities, leadership ability, compensation relative to the Company’s other executive officers, recent and expected future performance, and contributions to corporate performance; (4) a comparison of total compensation and each element of compensation paid to the executive to compensation amounts paid by peer banks to executives with similar roles and compensation amounts set forth in published industry surveys for executives with similar roles; and (5) the most recent stockholder advisory vote on executive compensation. As previously discussed, comparative compensation studies are performed and updated on a periodic basis, most recently in 2023, by an independent compensation consulting firm engaged by and working under the direction of the Compensation Committee.

Base salary for the CEO is reviewed by the Compensation Committee on an annual basis. The Compensation Committee also performs an annual review of the base salary recommendations made by the CEO for the Company’s other NEOs. Each executive officer does not necessarily receive an increase in base salary each year.  In reviewing each NEO’s base salary, the Compensation Committee considers the amounts paid by peer banks, the amounts set forth in compensation surveys performed by nationally recognized independent compensation consulting firms and the Corporation’s overall budget for base salary increases.

The Compensation Committee believes that total target remuneration for executive officers should be market competitive, benchmarked to the 50th percentile of the Bank’s peer group and take into consideration individual and corporate performance and tenure.

Cash Incentive Compensation.  Annual cash incentive compensation for 2023 for the Corporation’s CEO and other NEOs was based on corporate performance as measured by actual net income compared to target, ROA relative to peer median and achievement of monetary and nonmonetary personal goals.

The following table sets forth the metrics and weights established by the Compensation Committee for use in determining cash incentives paid in February 2024 for 2023 along with the actual 2023 results for each corporate performance metric.

	Weight (1)
Metric	NEOs	Threshold	Target	Maximum	Actual Results
Net Income	37.5%	$24,834,000	$31,043,000	$35,699,000	$26,239,000
ROA	37.5%	0.71%	0.89%	1.02%	0.62%
Personal Goals (2)	25.0%	N/A	N/A	N/A	N/A

(1)	In the future the Compensation Committee may use different metrics to measure corporate performance or may change the weights applied to each metric.
(2)	Measured by the achievement of monetary and nonmonetary goals assigned to each NEO.

The following table sets forth the range of annual cash incentive compensation for 2023 under the 2016 Cash Incentive Plan assuming that the Corporation achieved threshold, target and maximum levels of performance and the NEO achieved threshold, target and maximum levels of performance with respect to personal goals.  Each NEO’s cash incentive target for 2023 was a percentage of base salary as determined by the Compensation Committee.  Achievement of corporate and personal performance levels greater than the threshold level but less than the maximum level results in a cash incentive payment that is proportionately greater than the threshold level of incentive but less than the maximum level of incentive. NEO’s can earn an annual cash incentive below threshold if some goals meet their threshold level or higher and other goals do not meet their threshold level.

NEO	Threshold ($)	Target ($)	Maximum ($)
Christopher Becker	155,000	310,000	465,000
Janet T. Verneuille (1)	66,000	132,000	198,000
Christopher J. Hilton	65,000	130,000	195,000
Susanne Pheffer	60,000	120,000	180,000
Jay P. McConie (1)	67,000	134,000	201,000

(1)

Mr. McConie stepped down as Chief Financial Officer and Treasurer effective December 1, 2023, and resigned from the Company effective December 31, 2023. Ms. Verneuille was named Chief Financial Officer and Treasurer effective December 1, 2023.

Equity Incentive Compensation. Equity incentive compensation for the NEOs consists of a combination of performance-based and time-based RSUs that are awarded based on a fixed percentage of salary as determined by the Compensation Committee.

RSUs awarded in 2023 included two-thirds (⅔) that were performance-based and one-third (⅓) that were time-based. One-third (⅓) vests and converts into shares of Common Stock based on the Corporation’s ROE compared to the peer group median with a weighting of 75% and total shareholder return compared to the peer group median with a weighting of 25% for the year awarded, one-third (⅓) vests and converts into shares of Common Stock based on the Corporation’s ROE compared to the peer group median with a weighting of 75% and total shareholder return compared to the peer group median with a weighting of 25% for the year subsequent to the year awarded, and the final one-third (⅓) vests on January 31, 2026.

The performance-based RSUs granted in 2023 have upside conversion potential in that a maximum level of performance will result in the distribution of more than one share of Common Stock for one RSU. A maximum level of performance will result in a conversion ratio of one RSU for one-and-one-half (1½) shares of Common Stock.  Performance greater than the threshold level but less than the maximum level will result in a conversion ratio proportionately greater than one RSU for one-half (½) share of Common Stock but less than one RSU for one-and-one-half (1½) shares of Common Stock. For the ROE and total shareholder return performance metrics, the maximum level of performance is 115% of the target level, whereas the threshold level of performance is 80% of the target level. For the net income and diluted earnings per share performance metric, the maximum, target and threshold levels of performance are set upon award by the Compensation Committee. The Compensation Committee utilizes executive compensation reviews performed by Pearl Meyer of the structural elements of the Corporation’s incentive compensation plan and performance and payout levels for the Corporation’s peer banks.

Over the last three years, cash incentive compensation for the NEOs as a group has averaged approximately one-third (⅓) of total incentive compensation, while equity incentive compensation has averaged approximately two-thirds (⅔) of total incentive compensation.

Under the 2021 Plan, performance-based and time-based RSUs immediately vest in the event of an involuntary termination following a change in control, total and permanent disability, as defined, or death. The 2021 Plan generally does not provide for automatic accelerated vesting of either performance-based or time-based awards in the event of retirement. For a further discussion of the tax-deductibility of executive compensation, see the Tax Deductibility of Executive Compensation section of this proxy statement.

The value of a RSU realized at vesting can be more or less than its grant date fair value if the Common Stock price at the date of vesting is more or less than its fair market value on the date of grant or the aggregate conversion ratio described above is more or less than one RSU for one share of Common Stock.

Termination and Change in Control Payments

Each of the NEOs had an employment agreement with the Corporation during 2023, which provides for severance compensation in the event that the executive is terminated by the Board without cause or the NEO terminates employment for Good Reason, as defined, whether or not such termination occurs in connection with a change in control (see Employment Agreements section of this proxy statement). These provisions are designed to insure, among other things, that the NEOs are not significantly harmed or unduly enriched and are reasonable with respect to the consummation of a transaction, such as a sale or merger of the Bank that may be in the best interests of the Corporation’s stockholders. In determining the severance arrangement for the CEO and each of the other NEOs, the Compensation Committee considered the severance arrangements offered by peer banks to their named executive officers.

Impact of Accounting and Tax Treatment of Certain Elements of Compensation

The Compensation Committee has granted RSUs as equity compensation. RSUs are advantageous from the Corporation’s standpoint because the Corporation records a book tax benefit for the compensation cost recognized for financial statement reporting purposes under FASB ASC Topic 718. Upon vesting of RSUs the Corporation records an income tax benefit or expense in earnings.

Tax Deductibility of Executive Compensation

Internal Revenue Code Section 162(m) limits the tax deductibility of compensation paid to any covered employee to $1 million per year. The Tax Cuts and Jobs Act (the “Act”) amended Section 162(m) to treat all NEOs as covered employees and eliminated the exclusion of qualified performance-based compensation in determining compensation subject to the $1 million limitation.

While the Compensation Committee does not have a formal policy with respect to the payment of compensation in excess of the deduction limit under Code Section 162(m), the Compensation Committee’s practice is to structure compensation programs offered to the NEOs with a view towards maximizing tax deductibility of amounts paid. However, in structuring compensation programs, the Compensation Committee considers a variety of factors, including the Corporation’s tax position, the materiality of the payments and tax deductions involved and the need for flexibility to address unforeseen circumstances. After considering these factors, the Compensation Committee may decide to authorize payments, all or part of which may be nondeductible for federal income tax purposes.

Role of Executive Officers In Determining Executive Compensation

The Compensation Committee approves the proposed compensation of executive officers after considering executive compensation studies periodically performed by independent compensation consulting firms. The CEO has served as a resource to the Compensation Committee in gathering the information necessary to make such compensation determinations. The CEO does not have a policy-making role with respect to determining the amount or form of executive compensation and does not participate in Compensation Committee deliberations regarding his own compensation.

Compensation Policies and Practices As They Relate To Risk Management

The Corporation has a written incentive-based compensation policy that sets forth governance roles for the Compensation Committee, senior management and the Corporation’s internal auditors. The policy is reviewed annually by the Compensation Committee, modified if deemed appropriate and approved. The purpose of the policy is to ensure that the Corporation’s incentive-based compensation arrangements, or any feature of any such arrangement, do not encourage executive officers or employees to: (1) expose the Corporation to inappropriate risks by providing such persons with excessive compensation, fees or benefits; or (2) take inappropriate risks that could lead to material financial loss to the Corporation. Pursuant to this policy, the Corporation’s incentive-based compensation arrangements are required to: (1) balance risk and financial rewards, through such things as risk adjustments of awards, deferral of payments, longer performance periods and/or reduced sensitivity to short-term performance; (2) be compatible with effective internal controls and risk management; and (3) be supported by strong corporate governance, including active and effective oversight by the Compensation Committee. The Compensation Committee has determined that the Company’s compensation policies and practices for its employees, including non-executive officers, are not likely to have a material adverse effect on the Company.

Stock Ownership Guidelines and Equity Award Retention Policy

As a condition to receiving equity awarded under the Corporation’s equity incentive plan each director and executive officer shall enter into an agreement with the Company providing that any stock acquired from the exercise of stock options or the vesting of equity awards, net of the disposition of shares for tax withholding requirements, must be held until stock ownership requirements are met.

Each director of the Corporation is required to have common stock ownership of the Corporation equal to the prior three (3) years of retainers, which includes Committee retainers and per meeting fees. The CEO of the Corporation is required to have common stock ownership of the Corporation equal to the prior three (3) years of his base salaries. Each other executive officer of the Corporation is required to have common stock ownership of the Corporation equal to one (1) times his or her current base salary. All ownership requirements need to be met within five years of becoming a director, CEO or other executive officer. Directors, the CEO and other executive officers may satisfy stock ownership requirements with the following forms of stock ownership: direct ownership, joint ownership, beneficial ownership, and unvested shares of time-based restricted stock or RSUs. RSUs subject to performance-based vesting and stock options, whether vested or unvested, are not counted in determining whether stock ownership requirements are satisfied. Directors, the CEO and other executive officers satisfy the applicable stock ownership requirements if either (i) the aggregate price paid for such shares of common stock equals or exceeds the ownership requirements or (ii) the fair market value of such shares of common stock equals or exceeds the ownership requirements, as calculated at the closing price on the last trading day of each calendar year after the fifth anniversary of becoming a director, CEO or other executive officer.

Clawback Policy

In connection with the SEC’s and Nasdaq’s recently-approved rules requiring adoption of a clawback policy applicable to incentive-based compensation for Section 16 officers of listed companies, the Corporation has adopted The First of Long Island Corporation Clawback Policy. Under such policy, and in general, if the Corporation is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, the Corporation will recoup any erroneously awarded incentive-based compensation paid during the three completed fiscal years immediately preceding such restatement from the Corporation’s current and former Section 16 officers, provided that such individuals served as Section 16 officers at any time during the applicable performance period.

Policies Prohibiting Hedging, Margining and Pledging of the Corporation’s Securities

Directors, NEOs, other executive officers and employees are prohibited from hedging the Corporation’s securities with the use of financial instruments (including prepaid variable forward contracts, equity swaps, calls, puts, collars, and exchange funds) that offset a decrease in the market value of the Company’s equity securities and any other transaction with comparable economic consequences. Directors, NEOs and other executive officers are also prohibited from holding the Corporation’s securities in a margin account and are prohibited from pledging such securities as collateral for any loan. The Board, in its sole discretion and in limited circumstances, may grant an exception to the prohibitions against margining and pledging after giving consideration to the number of shares involved. These prohibitions are documented in the Corporation’s Insider Trading Policy.

The information provided under this section shall not be deemed incorporated by reference into any filing under the 1933 Act or the 1934 Act, except to the extent that the Corporation specifically incorporates this information by reference.

Stockholder Advisory Vote on Compensation and Policy Prohibiting Tax Gross-Up Arrangements

The Compensation Committee considers the results of the most recent annual stockholder say-on-pay advisory vote on the compensation paid to NEOs. To the extent there is a significant vote against the compensation paid to our NEOs, the Compensation Committee will consider our stockholders’ concerns and evaluate whether any actions are necessary to address those concerns. At the 2023 Annual Meeting of Stockholders, 81% of the shares voting on this issue supported the compensation outlined in last year’s proxy statement, while 19% voted against or abstained. The Compensation Committee concluded that the 2023 say-on-pay advisory vote most likely reflected the January 2022 change in methodology for grants of equity incentive compensation and therefore no revisions were deemed necessary to our executive compensation program.

The Board has a longstanding prohibition against tax gross-up arrangements which is published in the Corporation’s Corporate Governance Guidelines.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information with respect to the aggregate compensation of the CEO, CFO and each of the additional three most highly compensated executive officers of the Corporation and the Bank. All compensation information is provided pursuant to the SEC executive compensation disclosure rules for proxy statements. All of the listed officers are also officers of the Corporation but received salaries only from the Bank.

Summary Compensation Table

		Base Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Christopher Becker	2023	620,000	—	620,000	155,000	80,873	21,192	1,497,065
Director, President	2022	620,000	20,000	620,000	332,630	—	26,255	1,618,885
and CEO	2021	560,000	—	—	292,880	39,605	21,881	914,366
Janet T. Verneuille (5)	2023	334,247	—	165,000	61,908	61,533	47,305	669,993
Senior Executive Vice	2022	330,000	13,250	165,000	140,052	25,031	14,928	688,261
President; Chief Financial	2021	315,000	—	—	129,377	55,189	16,833	516,399
Officer and Treasurer
Christopher J. Hilton	2023	328,822	—	162,500	56,160	30,665	41,965	620,112
Senior Executive Vice	2022	325,000	13,250	162,500	141,180	—	18,335	660,265
President; Chief Lending	2021	315,000	—	—	157,387	25,909	18,782	517,078
Officer
Susanne Pheffer	2023	300,000	—	150,000	54,000	49,962	21,128	575,090
Executive Vice President;	2022	280,000	13,250	140,000	118,608	—	20,811	572,669
Chief Information Officer	2021	270,000	—	—	110,678	—	18,741	399,419
Jay P. McConie (5)	2023	335,000	—	167,500	62,310	57,379	46,101	668,290
Former Executive Vice	2022	335,000	13,250	167,500	142,710	—	21,330	679,790
President; Former Chief	2021	315,000	—	—	130,637	38,639	20,816	505,092
Financial Officer and Treasurer

(1)

The amounts shown reflect the aggregate grant date fair value of time-vesting and performance-vesting awards computed in accordance with FASB ASC Topic 718. The grant date fair values of the performance-vesting portion of the awards are computed at Target performance achievement. The grant date fair values of the performance-vesting portion of the awards at maximum performance achievement would be: $826,667, $216,667, $223,333, $220,000 and $200,000 for 2023 for Messrs. Becker, Hilton, McConie, Mses. Verneuille and Pheffer, respectively; and $826,667, $216,667, $223,333, $220,000 and $186,667 for 2022 for Messrs. Becker, Hilton, McConie, Mses. Verneuille and Pheffer, respectively. In January 2022, the Compensation Committee changed the methodology for grants of equity incentive compensation. Equity awards for services rendered in 2020 were granted subsequent to the close of the year, that is, in January 2021, and were reported in the Summary Compensation Table for the year in which the services were rendered. The equity award granted in January 2022 is based on future performance and service. As a result, while management has received an equity award in January of each year, no award is attributable to 2021 service.

(2)	The amounts shown for each year represent cash incentive compensation earned based on performance for the applicable year but paid subsequent to the close of the year.
(3)

The amounts reported are computed in accordance with FASB ASC Topic 715 and reflect the actuarial increase in the present value at year end compared to the prior year end of the NEO’s benefits under all defined benefit pension plans. (See Note J "Retirement Plans" to the Corporation's 2023 Consolidated Financial Statements.) The Corporation applies the “no negative number” position for reporting the change in pension value and consequently no amount is shown for certain years for certain NEOs. The fluctuations are primarily attributable to movement in the actuarial discount rate.  In 2021 through 2023, the discount rates were 2.97%, 5.44% and 5.16%, respectively.

(4)

The components of the 2023 amounts shown in the “All Other Compensation” column are set forth in the table that follows. The “All Other Compensation” column does not include the incremental cost to the Corporation of providing the NEOs with group term life and health insurance benefits, because such benefits do not discriminate in scope, terms or operation in favor of the NEOs and are available generally to all employees.

(5)

Mr. McConie stepped down as Chief Financial Officer and Treasurer effective December 1, 2023, and resigned from the Company effective December 31, 2023. Ms. Verneuille was named Chief Financial Officer and Treasurer effective December 1, 2023.

All Other Compensation Table

	Perquisites and Other Personal Benefits
			401(k) Matching
	Automobile (1)	Country Club	Contributions	Total
Name	($)	($)	($)	($)
Christopher Becker	9,202	2,750	9,240	21,192
Janet T. Verneuille (2)	37,405	—	9,900	47,305
Christopher J. Hilton	36,027	—	5,938	41,965
Susanne Pheffer	12,128	—	9,000	21,128
Jay P. McConie (2)	36,201	—	9,900	46,101

(1)

Includes the value of an automobile transferred from the Bank's name to the name of certain NEOs in the amounts of $25,818, $27,410 and $30,874 for Ms. Verneuille, Messrs. Hilton and McConie, respectively. Going forward, Ms. Verneuille and Mr. Hilton will receive a monthly stipend of $1,000 in lieu of the personal use of a bank owned automobile subject to her or his personal use of an EV or hybrid vehicle.

(2)

Mr. McConie stepped down as Chief Financial Officer and Treasurer effective December 1, 2023, and resigned from the Company effective December 31, 2023. Ms. Verneuille was named Chief Financial Officer and Treasurer effective December 1, 2023.

The Compensation Committee believes that each NEO’s total compensation is appropriately balanced between currently paid out and deferred compensation, with deferred compensation consisting of equity awards that vest over time and retirement benefits provided under the Corporation’s 401(k) and Pension Plans.

Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of annual total compensation of the Corporation’s CEO to the annual total compensation of the Corporation’s median paid employee, excluding the CEO.

The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u).

The Corporation identified a new median paid employee for 2023 in a manner consistent with previous years. There have not been significant changes in the employee population or compensation arrangements. The Corporation considered all full-time and part-time permanent employees when identifying the median paid employee.

In determining the compensation of the median paid employee, the Corporation utilized year-to-date compensation from the twenty-sixth bi-weekly payroll paid in December 2023. Compensation included, as applicable, regular earnings plus overtime, Saturday pay, commissions, cash incentives and stock-based compensation.  Earnings of employees included on the twenty-sixth bi-weekly payroll of 2023 that were employed for less than a full year were converted to a twenty-six bi-weekly payroll equivalent. Full-time equivalent adjustments were not made. There were no seasonal or temporary employees on the final payroll of 2023.

The 2023 annual total compensation of the CEO and median paid employee was determined under Item 402 of Regulation S-K and was $1,519,864 and $75,592, respectively. The CEO’s annual total compensation for 2023 was 20 times that of the annual total compensation for 2023 of the median paid employee.

COMPENSATION PURSUANT TO PLANS

Equity Incentive Plan

The shareholders of the Corporation approved the 2021 Plan at the annual meeting held on April 20, 2021. The 2021 Plan gives us the flexibility to attract and retain highly qualified officers and directors by offering a competitive compensation program that is linked to the performance of our common stock. Equity awards granted under the 2021 Plan align the interests of our officers and directors with those of our stockholders by potentially increasing the ownership interests of officers and directors in our Common Stock.

Awards under the 2021 Plan may be granted as incentive and non-qualified stock options, restricted stock awards or restricted stock units or any combination thereof, any of which may vest based either on the passage of time or achievement of performance, as specified in the 2021 Plan.

The following table presents the number of shares of Common Stock to be issued upon the exercise of outstanding stock options and vesting of RSUs, and the number of shares of Common Stock remaining available for future issuance under the 2021 Plan, as of December 31, 2023. The table also presents the weighted average exercise price of outstanding stock options as of December 31, 2023.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under the 2021 Plan (2)
Equity compensation plans approved by security holders	213,879	—	524,573

(1)	Represents RSUs which have no exercise price.
(2)	All of these shares are available to be granted as restricted stock or RSUs.

The Corporation does not have any equity compensation plans that have not been approved by stockholders.

Grants Of Plan Based Awards

The following table sets forth information regarding the grants of plan-based awards during 2023, both cash and equity, to the NEOs.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher Becker	1/31/23	155,000	310,000	465,000	12,472	24,944	37,416	12,473	—	—	620,000
Janet T. Verneuille (5)	1/31/23	66,000	132,000	198,000	3,319	6,638	9,957	3,320	—	—	165,000
Christopher J. Hilton	1/31/23	65,000	130,000	195,000	3,269	6,538	9,807	3,269	—	—	162,500
Susanne Pheffer	1/31/23	60,000	120,000	180,000	3,018	6,035	9,053	3,018	—	—	150,000
Jay P. McConie (5)	1/31/23	67,000	134,000	201,000	3,370	6,739	10,109	3,370	—	—	167,500

(1)

The amounts shown represent cash incentive compensation that could have been earned by the NEO in 2023 under the Corporation’s incentive compensation plan. The actual amount paid to each NEO in February 2024 based on 2023 performance is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” in this proxy statement.

(2)

The amounts shown represent the range of possible awards for performance-based RSUs granted to the NEOs in 2023. The awards will vest based on the achievement of two performance metrics: ROE, weighted 75% and Total Shareholder Return weighted 25%, both relative to the custom peer group described under the heading "Role of Independent Compensation Consultant" in this proxy statement. The vesting and conversion provisions of the RSUs are described under the heading “How We Determine The Amount To Pay For Each Element of Executive Compensation” in this proxy statement.

(3)	The amounts shown represent the time-based RSUs granted to the NEOs in 2023. The awards will vest on January 31, 2026, based on the NEO being employed by the Company through December 31, 2025.
(4)

The amounts reflect the full grant date fair value of the RSUs calculated in accordance with FASB ASC No. 718, based on attaining the performance metrics at target. The amounts are disclosed in the "Stock Awards" column for 2023 of the "Summary Compensation Table" in this proxy statement.

(5)

Mr. McConie stepped down as Chief Financial Officer and Treasurer effective December 1, 2023, and resigned from the Company effective December 31, 2023. Ms. Verneuille was named Chief Financial Officer and Treasurer effective December 1, 2023.

Outstanding Equity Awards At Fiscal Year End

The following table sets forth information regarding outstanding equity awards for the NEOs at December 31, 2023.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
Christopher Becker	1/31/23	—	—	—	—	12,473	165,143	18,708	247,694
	1/31/22	—	—	—	—	10,298	136,346	—	—
	1/28/21	—	—	—	—	10,886	144,131	—	—
Janet T. Verneuille (3)	1/31/23	—	—	—	—	3,320	43,957	4,979	65,922
	1/31/22	—	—	—	—	2,741	36,291	—	—
	1/28/21	—	—	—	—	3,321	43,970	—	—
	6/3/19	—	—	—	—	1,000	13,240	—	—
Christopher J. Hilton	1/31/23	—	—	—	—	3,269	43,282	4,904	64,929
	1/31/22	—	—	—	—	2,699	35,735	—	—
	1/28/21	—	—	—	—	3,321	43,970	—	—
Susanne Pheffer	1/31/23	—	—	—	—	3,018	39,958	4,526	59,924
	1/31/22	—	—	—	—	2,326	30,796	—	—
	1/28/21	—	—	—	—	2,940	38,926	—	—
	11/30/20	—	—	—	—	2,000	26,480	—	—
Jay P. McConie (3)	1/31/23	—	—	—	—	3,370	44,619	5,055	66,928
	1/31/22	—	—	—	—	2,782	36,834	—	—
	1/28/21	—	—	—	—	3,266	43,242	—	—

(1)

Represents the maximum number of shares into which outstanding RSUs can potentially be converted.  At December 31, 2024, 38,172 performance-based RSUs with a grant date of January 31, 2023 will vest based on the achievement of two performance metrics: ROE weighted 75% and total shareholder return weighted 25%, both relative to the custom peer group described under the heading "Role of Independent Compensation Consultant" in this proxy statement. In 2024, 23,734 time-based RSUs with a grant date of January 28, 2021, 1,000 time-based RSUs with a grant date of November 30, 2020 and 1,000 time-based RSUs with a grant date of June 3, 2019 will vest. In 2025, 20,846 time-based RSUs with a grant date of January 31, 2022 and 1,000 time-based RSUs with a grant date of November 30, 2020 will vest. In 2026, 25,450 time-based RSUs with a grant date of January 31, 2023 will vest.

(2)	Amounts based on the closing price of the Common Stock on December 31, 2023 of $13.24, as reported on the NASDAQ ®.
(3)	Mr. McConie stepped down as Chief Financial Officer and Treasurer effective December 1, 2023, and resigned from the Company effective December 31, 2023. Ms. Verneuille was named Chief Financial Officer and Treasurer effective December 1, 2023.

Stock Vested

The following table sets forth information for the NEOs for 2023 regarding stock awards acquired on vesting during the year.

	Stock Awards
Name	Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Christopher Becker	9,527	186,056
Janet T. Verneuille (2)	3,748	73,443
Christopher J. Hilton	2,740	53,937
Susanne Pheffer	1,506	22,129
Jay P. McConie (2)	2,914	57,506

(1)	The value realized on vesting represents the market value on the vesting date.
(2)	Mr. McConie stepped down as Chief Financial Officer and Treasurer effective December 1, 2023, and resigned from the Company effective December 31, 2023. Ms. Verneuille was named Chief Financial Officer and Treasurer effective December 1, 2023.

PENSION BENEFITS

The Bank has a tax-qualified defined benefit pension plan. The following table sets forth the present value of accumulated benefits under the Pension Plan and the number of years of credited service for each NEO through December 31, 2023. No pension benefits were distributed to the NEOs during 2023.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit (1) ($)
Christopher Becker	Tax-qualified defined benefit pension plan	11.83	406,479
Janet T. Verneuille (2)	Tax-qualified defined benefit pension plan	3.50	169,505
Christopher J. Hilton	Tax-qualified defined benefit pension plan	5.50	100,855
Susanne Pheffer	Tax-qualified defined benefit pension plan	2.08	91,842
Jay P. McConie (2)	Tax-qualified defined benefit pension plan	7.42	217,296

(1)

The actuarial assumptions used in determining the present value of the accumulated benefit for each NEO under the Pension Plan are set forth in Note J “Retirement Plans” to the Corporation’s 2023 Consolidated Financial Statements.

(2)	Mr. McConie stepped down as Chief Financial Officer and Treasurer effective December 1, 2023, and resigned from the Company effective December 31, 2023. Ms. Verneuille was named Chief Financial Officer and Treasurer effective December 1, 2023.

Pension Plan

Employees, including the NEOs, who are over 21 years of age and have been employed by the Bank for more than one year, are eligible to participate in the Pension Plan. Compensation used to determine benefits includes base salary, commissions, cash incentive compensation and taxable fringe benefits, but excludes employer contributions to the 401(k) Plan, amounts realized from the exercise of nonqualified stock options, amounts realized from the conversion of restricted stock units into shares of stock and amounts realized from the sale, exchange or other disposition of stock. Employees that elect to participate in the Pension Plan make contributions of 2% of their compensation used to determine benefits. Employees become fully vested in the Pension Plan after 5 years of service with the Bank and 4 years of participation in the Pension Plan (no vesting occurs during that 5-year period).  The normal retirement age is 65. Early retirement with a reduced benefit is available beginning at age 55.

Upon retirement, each participant with a spouse is paid a benefit in the form of a joint and survivor annuity. Participants without a spouse are paid a benefit in the form of a single life annuity guaranteed for sixty (60) months. All participants, whether with or without a spouse, may elect optional forms of benefit payments. For all participants, the current annuity benefit is an amount equal to the sum of: (1) the participant’s Average Annual Compensation multiplied by the product of 1.50 percent and the participant’s credited years of service limited to a maximum of 35 years; plus (2) 1.25 percent of Average Annual Compensation multiplied by the participant’s credited years of service in excess of 35 years (up to five such years); and less (3) the product of .49% of the participant’s Final Average Annual Compensation, limited to Covered Compensation, and the participant’s Benefit Service up to 35 years. The .49% represents the minimum Social Security offset to the pension benefit. Average Annual Compensation, Final Average Annual Compensation, Covered Compensation and Benefit Service are all as defined in the Pension Plan document.

401(k) Plan

The Bank has a tax-qualified 401(k) Plan.  Employees, including the NEOs, are eligible to participate provided they are at least 18 years of age. The Bank may, at its sole discretion, make matching contributions to each participant's account based on the amount of the participant's tax deferred contributions. Eligibility for employer matching contributions, if any, occurs after completing twelve (12) consecutive months of Eligibility Service, as defined, in which the participant worked a minimum of 1,000 hours. The sum of employee elective contributions and employer matching contributions plus any other additions to a participant’s account is subject to certain limitations. Participants are fully vested in their elective contributions and fully vest in any employer matching contributions after five years of participation. Employer matching contributions made during the first five years of participation vest ratably over the remainder of the five-year period.

Participants in the 401(k) Plan will receive benefits generally upon attainment of age 65. However, the 401(k) Plan contains provisions allowing pre-termination withdrawals and loans under certain circumstances. The amount of a participant’s Normal Retirement Benefit, as defined, will depend upon the accumulation of contributions and forfeitures and the investment performance of the 401(k) Plan. The 401(k) Plan matching contributions for 2023 made to the account of each NEO are set forth in the “All Other Compensation Table” appearing elsewhere in this proxy statement.

NONQUALIFIED DEFERRED COMPENSATION

The Corporation has no nonqualified deferred compensation arrangements.

EXECUTIVE COMPENSATION AND FINANCIAL PERFORMANCE

The following table presents information regarding compensation actually paid to the Corporation’s CEO and Non-CEO NEOs and certain performance metrics. The amount of compensation actually paid is calculated in accordance with Item 402(v) of Regulation S-K which requires disclosure of the relationship between executive pay versus the Corporation’s financial performance.

	Summary Compensation Table Total for CEO (1)	Compensation Actually Paid to CEO (1)	Average Summary Compensation Table Total for Non-CEO NEOs (1)	Average Compensation Actually Paid to Non-CEO NEOs (1)	Value of Initial Fixed $100 Investment Based On:		Net Income (in '000)	Diluted Earnings per Share (Company-Selected Measure)
					Total Shareholder Return	Peer Group Total Shareholder Return (2)
	($)	($)	($)	($)	($)	($)	($)	($)
2023	1,497,065	863,815	633,371	475,915	64.6	92.7	26,239	1.16
2022	1,618,885	1,511,564	659,676	651,876	82.3	102.5	46,932	2.04
2021	914,366	1,615,231	484,497	717,930	93.5	107.8	43,089	1.81
2020	1,352,191	1,185,033	639,823	532,890	74.4	79.8	41,203	1.72

(1)

Christopher Becker was the CEO in all years presented.  Non-CEO NEOs for 2023 were Janet T. Verneuille, Christopher J. Hilton, Susanne Pheffer and Jay P. McConie. Non-CEO NEOs for 2022 were Janet T. Verneuille, Christopher J. Hilton, Michael J. Spolarich and Jay P. McConie. Non CEO NEOs for 2021 were Janet T. Verneuille, Christopher J. Hilton, Susanne Pheffer and Jay P. McConie. Non-CEO NEOs for 2020 were Janet T. Verneuille, Christopher J. Hilton, Richard P. Perro and Jay P. McConie.

(2)	Peer group is the custom peer group described under the heading "Role of Independent Compensation Consultant" in this proxy statement.

The following is a reconciliation of Total Compensation in the Summary Compensation Table to Compensation Actually Paid for the CEO and Non-CEO NEOs for 2023. There were no valuation assumptions that differ materially from those utilized and disclosed at the time of grant.

	2023
	Compensation Actually Paid to CEO ($)	Average Compensation Actually Paid to Non-CEO NEOs ($)
Total Compensation in the Summary Compensation Table	1,497,065	633,371
Deduct Amounts Reported in Summary Compensation Table:
Equity Awards	(620,000)	(161,250)
Change in Defined Benefit Pension Value	(80,873)	(49,885)
Other Additions (Deductions) to Arrive at Compensation Actually Paid:
Value of awards granted in the covered year that are outstanding and unvested at year end	330,272	85,898
Change in value of awards granted in a prior year that are outstanding and unvested at year end	(100,836)	(27,841)
Value of awards granted and vesting in the year	165,129	42,951
Value of awards granted in a prior year that vest in the covered year	(84,400)	(7,627)
Value of awards gained or lost in the covered year due to performance conditions	(273,750)	(71,198)
Pension service cost	31,208	31,496
Pension prior service cost	—	—
Compensation Actually Paid	863,815	475,915

The Corporation’s compensation policies and practices are the responsibility of the Compensation Committee of the Board. Executive compensation is designed to balance an executive’s financial rewards with risk taken and align an executive’s compensation with the interests of shareholders. In addition to base salary, incentive compensation is provided annually to executives in the form of both equity and cash awards. Annual equity incentives vest over three years and include both performance-based and time-based awards. These awards provide incentives for decision-making that will support the long-term financial performance of the Corporation. Annual cash incentives provide further financial rewards and support the short-term financial performance of the Corporation.

Total compensation paid to the CEO and each of the non-CEO NEOs takes into account certain quantitative metrics and qualitative factors as described under the heading “How We Determine The Amount to Pay for Each Element of Executive Compensation” of this proxy statement. The specific metrics and factors may vary from year-to-year in their composition or the weighting applied to each. Quantitative metrics include net income growth, ROA, ROE, diluted earnings per share growth and balance sheet growth. The quantitative metrics include both absolute metrics which measure the Corporation’s actual performance against preset targets established by the Compensation Committee and relative metrics which measure the Corporation’s actual performance against peer group results. The Corporation’s peer group is listed in this proxy statement. Qualitative metrics have included a bank safety rating and compensation committee discretion through 2021.

The most important financial performance measures used to link the NEO’s compensation actually paid to the Corporation’s financial performance for the most recently completed fiscal year are:

Net income
ROA
ROE
Total shareholder return

Compensation Actually Paid Versus Financial Performance Measures. The following are tabular and graphical details of executive compensation actually paid for 2023, 2022, 2021 and 2020 and the annual percentage change in cumulative total shareholder returns, net income and diluted earnings per share:

			Percentage Change: Increase (Decrease)
			Total Shareholder Return		Versus Prior Year
	Compensation Actually Paid to CEO ($)	Average Compensation Actually Paid to Non-CEO NEOs ($)	The First of Long Island Corporation (%)	Peer Group (1) (%)	Net Income (%)	Diluted Earnings per Share (%)
2023	863,815	475,915	(21.4)	(9.6)	(44.1)	(43.1)
2022	1,511,564	651,876	(12.0)	(4.9)	8.9	12.7
2021	1,615,231	717,930	25.7	35.0	4.6	5.2
2020	1,185,033	532,890	(25.6)	(20.2)	(0.8)	3.0

(1)

Peer group is the custom peer group described under the heading "Role of Independent Compensation Consultant" in this proxy statement, which was selected to replace the NASDAQ U.S. Benchmark Banks Index used in last year's proxy statement, as it more closely reflects performance metrics used to incentivize NEOs. Had we used the NASDAQ U.S. Benchmark Banks Index, the percentage changes would have been 10.1%, (17.3%), 37.3% and (12.8%) for 2023, 2022, 2021 and 2020, respectively.

The following presents executive compensation actually paid versus the percentage changes in The First of Long Island Corporation (“FLIC”) total shareholder return:

The following presents executive compensation actually paid versus the percentage changes in FLIC net income:

 The following presents executive compensation actually paid versus the percentage changes in FLIC diluted earnings per share ("EPS"):

 The following presents cumulative total shareholder return for FLIC versus the Proxy Peer Group and NASDAQ U.S. Benchmark Banks Index (1):

(1)

Peer group is the custom peer group described under the heading "Role of Independent Compensation Consultant" in this proxy statement, which was selected to replace the NASDAQ U.S. Benchmark Banks Index used in last year's proxy statement, as it more closely reflects performance metrics used to incentivize NEOs.

EMPLOYMENT AGREEMENTS

Each of the NEOs is a party to an employment agreement with the Corporation and the Bank. The employment agreement with CEO Christopher Becker has a three-year term, while the employment agreements with the other NEOs have a two-year term. Commencing on the first anniversary of the employment agreements and continuing on each anniversary thereafter, the agreements renew for an additional one year such that the remaining term shall be three years in the case of Mr. Becker, and two years with respect to the other NEOs, unless written notice of non-renewal is provided at least thirty (30) days prior to any such anniversary date.  Each employment agreement expires on December 31 of the calendar year in which the NEO attains age 65 (“Retirement Age Termination Date”). Nothing in the employment agreement mandates or prohibits the continued employment of the NEO beyond the Retirement Age Termination Dates. However, an NEO shall not be entitled to any benefits or payments under the employment agreement following the Retirement Age Termination Date unless the Corporation has elected to extend such agreement pursuant to its terms for an additional period of two years. The employment agreements stipulate a base salary to be paid each NEO, which can be increased, but not decreased without the NEO’s consent (any increase becoming the base salary for purposes of the agreement).

Pursuant to each NEO’s employment agreement, if the NEO is terminated by the Board without cause or the NEO terminates employment following an event constituting Good Reason, the NEO will receive a cash lump sum severance payment equal to a multiple of the NEO’s base salary (three times base salary for the CEO and two times base salary for the other NEOs) plus an amount equal to the product of the reasonably estimated monthly cost of the medical, dental and vision insurance coverage maintained by the Bank for the NEO immediately prior to the date of termination, multiplied by thirty-six (36) for the CEO and twenty-four (24) for the other NEOs. If the termination of employment of the CEO occurs after the CEO has attained age 60 but before retirement age, and other than in connection with a change in control, he will receive a lump sum cash severance payment equal to base salary and twelve times the monthly cost of the medical, dental and vision insurance coverage.  In the event of a qualifying termination of employment following a change in control the NEO will receive a lump sum cash severance benefit payable as a multiple of both base salary and target annual cash incentive (three times for the CEO and two times for the other NEOs) in addition to insurance costs.  The payment of severance is conditioned on the NEO executing a release of the NEO’s claims against the Corporation and any affiliate, and their officers, directors, successors and assigns. Good Reason exists if, without the NEO’s express written consent, any of the following occurs: (i) the failure to appoint the NEO during the term of the NEO’s employment agreement to the executive position occupied by the NEO at the date of commencement of the employment agreement; (ii) a reduction in the NEO’s base salary; (iii) the failure of the Bank to maintain the NEO’s participation under the Bank’s employee benefit, retirement, or material fringe benefit plans, policies, practices, or arrangements in which the NEO participates; or (iv) a relocation of the NEO’s principal place of employment by more than 50 miles from the NEO’s principal place of employment at the date of commencement of the employment agreement.

Notwithstanding the foregoing, in the event that a termination of employment is in connection with a change in control, the severance payments under the employment agreements will be reduced to avoid an excess parachute payment under Section 280G of the Internal Revenue Code if doing so results in a greater after-tax benefit to the NEO. Each NEO’s employment agreement subjects the NEO to non-compete and non-solicitation provisions for a period of two years for the CEO or one year for the other NEOs following their date of termination, provided, however, that such restrictions would not apply in the event of a termination for cause or a termination of employment following a change in control.

The following table sets forth potential payments to the NEOs upon termination of their employment by the Corporation without cause or by the NEOs for Good Reason, absent a change in control. The table also sets forth for the NEOs the accelerated vesting, if any, of unvested equity awards.

	Payment Resulting from Termination Without Cause or For Good Reason
	Absent a Change in Control
	Lump Sum Cash Payment Based on:
Name	Multiple of Base Salary ($)	Multiple of Cost of Medical, Dental and Vision Insurance ($)	Total Lump Sum Cash Payment ($)	Accelerated Vesting of Equity Awards ($)	Total Termination Payment ($)
Christopher Becker	1,860,000	89,670	1,949,670	—	1,949,670
Janet T. Verneuille (1)	760,000	67,068	827,068	—	827,068
Christopher J. Hilton	740,000	2,346	742,346	—	742,346
Susanne Pheffer	600,000	60,957	660,957	—	660,957
Jay P. McConie (1)	670,000	84,941	754,941	—	754,941

(1)

Mr. McConie stepped down as Chief Financial Officer and Treasurer effective December 1, 2023, and resigned from the Company effective December 31, 2023. Ms. Verneuille was named Chief Financial Officer and Treasurer effective December 1, 2023.

The following table sets forth potential payments to the NEOs upon termination of their employment by the Corporation without cause or by the NEOs for Good Reason, in each case in connection with a change in control. All outstanding and unvested equity awards for the NEOs by their terms will immediately vest upon a termination of employment following change in control. The amounts shown in the table below do not take into account any reduction in payments required to comply with Section 280G of the Internal Revenue Code.

	Payment Resulting from Termination Without Cause or For Good Reason
	Following a Change in Control
	Lump Sum Cash Payment Based on:
Name	Multiple of Base Salary and Target Short-Term Incentive ($)	Multiple of Cost of Medical, Dental and Vision Insurance ($)	Total Lump Sum Cash Payment ($)	Accelerated Vesting of Equity Awards ($)	Total Termination Payment ($)
Christopher Becker	2,790,000	89,670	2,879,670	610,748	3,490,418
Janet T. Verneuille (1)	1,064,000	67,068	1,131,068	181,401	1,312,469
Christopher J. Hilton	1,036,000	2,346	1,038,346	166,268	1,204,614
Susanne Pheffer	840,000	60,957	900,957	176,105	1,077,062
Jay P. McConie (1)	938,000	84,941	1,022,941	169,313	1,192,254

(1)

Mr. McConie stepped down as Chief Financial Officer and Treasurer effective December 1, 2023, and resigned from the Company effective December 31, 2023. Ms. Verneuille was named Chief Financial Officer and Treasurer effective December 1, 2023.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Corporation’s Corporate Governance Guidelines require the Board to conduct an appropriate review of all related party transactions for potential conflict of interest situations. Related party transactions are those required to be disclosed pursuant to Item 404 of Regulation S-K. The Board fulfills the requirement to review related party transactions in conjunction with the Audit Committee, which is comprised entirely of independent directors. The Governance and Nominating Committee is charged with the responsibility of reviewing and assessing the adequacy of and compliance with the Corporation’s Corporate Governance Guidelines and recommending any proposed changes to the Board for approval.

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, executive officers, principal stockholders of the Corporation and their associates. Such transactions, including borrowings and loan commitments, are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and, in the opinion of management, do not involve more than a normal risk of collectability nor do they present other unfavorable features.

Certain directors are officers, directors, partners or stockholders of companies or partnerships which, or associates of which, may have been customers of the Bank in the ordinary course of business during 2023 and up to the present time. Additional transactions of this type may occur in the future. All such transactions were effected on substantially the same terms as comparable transactions with other persons.

DELINQUENT SECTION 16(A) REPORTS

Our executive officers, directors and beneficial owners of greater than 10% of the outstanding shares of Common Stock are required to file reports with the SEC disclosing beneficial ownership and changes in beneficial ownership of our Common Stock. SEC rules require disclosure if an executive officer, director or 10% beneficial owner does not file these reports on a timely basis. Based on our review of ownership reports required to be filed for the year ended December 31, 2023, all filing requirements were satisfied on a timely basis except for one Form 4 filing for Chairman of the Board Walter C. Teagle III that the Corporation inadvertently filed one day late on December 26, 2023.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The consolidated financial statements of the Corporation for the year ended December 31, 2023 were audited by Crowe LLP (“Crowe”).  The Audit Committee has appointed Crowe as the Corporation’s independent registered public accounting firm to audit the Corporation’s consolidated financial statements for the year ending December 31, 2024.  A resolution will be presented at the Annual Meeting of Stockholders to ratify the appointment of Crowe.  The affirmative vote of the holders of a majority of shares represented online or by proxy and voting on this item will be required for ratification. If there is no designation on an executed proxy as to how the shares represented should be voted, the proxy will be voted for the ratification. If the stockholders do not ratify the appointment of Crowe, the Audit Committee will reconsider its selection of Crowe as the Corporation’s independent registered public accounting firm. Even if the stockholders ratify the appointment of Crowe, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of the Corporation and its stockholders.

A representative of Crowe is expected to be available at the Annual Meeting of Stockholders and will have the opportunity to make a statement and respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of Crowe as the Corporation’s independent registered public accounting firm.

Audit Fees

Crowe’s fees for audit services for 2023 and 2022 were $520,000 and $480,000, respectively.  Audit services include the following: (1) professional services rendered for the audit of the Corporation’s annual consolidated financial statements; (2) reviews of the consolidated financial statements included in the Corporation’s Quarterly Reports on Form 10-Q; (3) a reading of the Corporation’s Annual Report on Form 10-K; and (4) rendering an opinion on the effectiveness of the Corporation’s internal control over financial reporting.

Audit Related Fees

Audit related fees, as described in Item 9(e)(2) of Schedule 14A of the SEC’s Proxy Rules, are fees billed to the Corporation by its Independent Registered Public Accounting Firm (“Independent Auditors”) for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s consolidated financial statements and are not audit fees as described in the previous paragraph. In 2023 and 2022, Crowe did not bill the Corporation for any audit related fees.

Tax Fees

There were no tax fees paid to Crowe in 2023 or 2022.

All Other Fees

In neither of the last two fiscal years was the Corporation billed by Crowe for any fees other than those described above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

Audit Committee Approval of Audit Related, Tax and Other Fees

There were no Audit Related, Tax or other fees billed by or paid to Crowe in 2023 or 2022.

Engagement of Independent Auditors to Perform Audit Services and Non-Audit Services

On an annual basis, and in accordance with the terms of written engagement letters, the Audit Committee has engaged the Corporation’s Independent Auditors to perform audit services as previously defined.

In addition, from time to time the Audit Committee has engaged the Corporation’s Independent Auditors to perform non-audit services such as providing tax advice and performing tax compliance work. The Audit Committee will not engage the Independent Auditors to perform any non-audit service or pre-approve any non-audit service that could impair, in fact or appearance, the independence of the Independent Auditors. In addition, the Audit Committee will not pre-approve any non-audit service if such pre-approval constitutes delegation to management of the Audit Committee’s responsibilities under the 1934 Act.

AUDIT COMMITTEE REPORT

Under its Charter, the Audit Committee is responsible to assist the Board in fulfilling its oversight responsibilities by reviewing and evaluating: 1) the qualifications and independence of the Independent Audit firm; 2) the performance of the Corporation’s Independent Auditors, internal audit function and vendors providing internal auditing services; 3) the integrity of the Corporation’s financial statements; and 4) management’s responsibilities to assure that there is in place an effective system of internal controls.

The Committee ensures that appropriate policies, procedures and systems are in place to identify, measure, and control related risks, including risk related to the management of the auditing function.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with Generally Accepted Accounting Principles (“GAAP”) and applicable rules and regulations.  These are the responsibilities of management and the Independent Auditors.

Specific duties and responsibilities of the Audit Committee include, among other things: 1) appoint, retain, compensate, evaluate and, where appropriate, replace the Independent Auditors; 2) approve all fees and terms of engagement of the Independent Auditors; 3) confirm the independence of the Independent Auditors; 4) review and discuss with management and the Independent Auditors the Corporation’s audited consolidated financial statements and internal control over financial reporting; 5) meet with the Corporation’s Independent Auditors and review the scope of audit services and the results of their annual audit of the Corporation’s consolidated financial statements, including any recommendations the Independent Auditors may have with respect to internal controls or other business matters; 6) review with the independent auditor any Critical Audit Matters (“CAMS”) and related CAM disclosures to be included in the auditor’s report; 7) approve the internal audit plan and review the scope and results of internal audits; 8) review and approve the appointment, replacement, reassignment or dismissal of the Chief Auditor; 9) review the results of examinations performed by regulatory authorities; 10) oversee management’s responsibility to fulfill the annual internal control reporting requirements of Section 404 of the Sarbanes-Oxley Act and the annual audit and management reporting requirements of the Federal Deposit Insurance Corporation Improvement Act of 1991; 11) receive periodic presentations from management on the identification and resolution status of material weaknesses and significant deficiencies, if any; 12) review the Bank’s performance of its obligations under various laws and regulations; and 13) review related party transactions.

The evaluation of the Independent Auditors occurs at least annually and includes, among other things, a review of the most recent Public Company Accounting Oversight Board (“PCAOB”) report and communications required by PCAOB and SEC regarding the independence and appointment of the Independent Auditors and the results of the annual audit. The review includes matters such as significant and critical accounting policies and practices, critical accounting estimates, significant unusual transactions, financial statement presentation, and the Independent Auditors evaluation of such items, and other matters arising from the audit significant to the oversight of the financial reporting process such as CAMS. The evaluation also includes consideration of the Independent Auditors qualifications and industry experience, the performance of the audit partner and audit team and the tenure of the firm and appropriateness of fees. Crowe has served as the Corporation’s Independent Auditors since 2003 and the audit partner is rotated at least every five years. The Audit Committee is involved in selecting the audit partner. The Audit Committee received and reviewed the written disclosures and the letter from Crowe required by applicable requirements of the PCAOB regarding Crowe’s communications with the Audit Committee concerning independence and discussed with Crowe their independence. The Audit Committee discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The Audit Committee reviewed and discussed with management and the Independent Auditors the annual audited financial statements and the Annual Report on Form 10-K, as well as the Quarterly Reports on Form 10-Q, earnings press releases and Call Reports prior to their filing, including reviewing the disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations." Such discussions include the Corporation’s major financial and accounting risk exposures and the steps management has undertaken to control them.

The Audit Committee reviews reports from management regarding the framework and effectiveness of internal controls over financial reporting and disclosure controls. In addition the Audit Committee meets periodically with the Risk Committee, and participates in joint meetings with the Loan Committee to review the Allowance for Credit Losses.

The Audit Committee met six times during 2023 and schedules meetings to ensure it devotes enough time and attention to the duties and responsibilities outlined in this report. Periodic executive sessions are held with the Independent Auditors, Chief Auditor and other members of management to discuss any matters that the Committee or these persons believe should be discussed.

The Audit Committee regularly reports its activities to the Board, and annually conducts a review of its Charter and performs a self-assessment.

Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

The Audit Committee:

John J. Desmond, Chairman	J. Abbott R. Cooper	Alexander L. Cover
Denise Strain	Walter C. Teagle III	Eric J. Tveter

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the 1933 Act or 1934 Act, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

OTHER MATTERS

The Board of the Corporation does not know of any matters for action by stockholders at the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to the Board at the time of the printing hereof and which may properly come before the meeting. It is the intention of the persons named in the proxy to vote such proxy with respect to such matters in accordance with their best judgment.

The entire expense of preparing, assembling and mailing the enclosed material will be borne by the Corporation. In addition to using the mail, directors, officers and employees of the Bank acting on behalf of the Corporation, and without extra compensation, may solicit proxies in person, by telephone or by facsimile.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Any proposals of stockholders intended to be submitted at the 2025 Annual Meeting of Stockholders under SEC Rule 14a-8 must be received by the Chairman of the Board or the President no later than November 8, 2024 in order to be considered for inclusion in the proxy statement and form of proxy for such meeting under SEC Rule 14a-8.

Under SEC Rule 14a-19, a stockholder intending to engage in a director election contest with respect to the Company’s annual meeting of stockholders to be held in 2025 must give the Company notice of its intent to solicit proxies by providing the names of its nominees and certain other information at least 60 calendar days before the anniversary of the previous year’s annual meeting. This deadline is February 14, 2025.

In addition to the requirement set forth under SEC Rule 14a-19, under the Corporation’s bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at a meeting of stockholders. These procedures provide that stockholders desiring to make nominations for directors, or to bring a proper subject of business before an annual meeting, must give written notice and provide specified information to the Corporate Secretary not less than 90 days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting. To be timely for the 2025 Annual Meeting, such written notice must be delivered to the Corporation’s Secretary not later than December 6, 2024.

If the Corporation is not notified of a matter to be brought before the 2025 Annual Meeting by December 6, 2024 or if a matter is omitted from the proxy statement or proxy pursuant to SEC Rule 14a-8, then the proxy may provide discretionary authority to management of the Corporation to vote against such matter.

Nothing in this proxy statement will be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on

April 16, 2024

The Company’s proxy statement and form of proxy for its 2024 Annual Meeting of Stockholders and its 2023 Annual Report on Form 10-K to security holders is available at www.cstproxy.com/fnbli/2024.

ANNUAL REPORTS TO STOCKHOLDERS

Consolidated financial statements for the Corporation are included in the Corporation’s 2023 Annual Report on Form 10-K which was mailed with this proxy statement. In addition, copies of the 2023 Annual Report on Form 10-K as filed with the Securities and Exchange Commission (without exhibits) will be sent to any stockholder upon written request without charge.  Such request should be directed to Janet T. Verneuille, Senior Executive Vice President and Chief Financial Officer, at the Corporation’s principal office, 275 Broadhollow Road, Melville, New York 11747.

By Order of the Board of Directors

Christopher Becker
March 8, 2024	President and Chief Executive Officer

**YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.**

Vote by Internet, Mobile Device or Mail

# REVOCABLE PROXY
# THE FIRST OF
# LONG ISLAND CORPORATION

**Your Internet or Mobile Device vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or Mobile Device must be received by 11:59 p.m., Eastern Time, on April 15, 2024.**

**INTERNET**
**www.cstproxyvote.com**
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

**MOBILE DEVICE**
On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares.

**PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.**

**MAIL** – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

**PROXY**

Please mark your votes like this **X**

1. Election of Directors (except as marked to the contrary below) for two year terms:

   Class II Directors:
   (1) Paul T. Canarick
   (2) Peter Quick
   (3) Denise Strain
   (4) Eric J. Tveter

   FOR ☐ WITHHOLD ☐ FOR ALL EXCEPT ☐

**Instruction: To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the nominee(s) name(s) or number(s) in the space provided below for whom authorization is withheld.**

________________________________________

If you wish to allocate your votes among the nominees using cumulative voting, indicate below the number of votes you wish to cast for each nominee (the maximum number of votes you may allocate is the number of shares you own multiplied by the number of nominees).

(1) Paul T. Canarick ______
(2) Peter Quick ______
(3) Denise Strain ______
(4) Eric J. Tveter ______

2. Non-binding, advisory vote to approve the Corporation's executive compensation as discussed in the proxy statement;

   FOR ☐ AGAINST ☐ ABSTAIN ☐

   FOR ☐ AGAINST ☐ ABSTAIN ☐

CONTROL NUMBER

☐

**Signature**____________________ **Signature, if held jointly**____________________ **Date**________ **2024**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

**The First of Long Island Corporation**
**Annual Meeting of Stockholders**
**April 16, 2024**

**Annual Meeting Materials are available online at:**
**https://www.cstproxy.com/fnbli/2024**

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

REVOCABLE PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

# THE FIRST OF LONG ISLAND CORPORATION

## Annual Meeting of Stockholders
## April 16, 2024
## 10:00 a.m.

The undersigned stockholder hereby appoints the BOARD OF DIRECTORS except those who are standing for re-election to the Board, and any of them, with full power of substitution, as Proxies for the stockholder, to vote all shares of the common stock of The First of Long Island Corporation ("Corporation") that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, April 16, 2024, at 10:00 A.M., Eastern Time, on each matter specified in the Notice of Annual Meeting and Proxy Statement, and at their discretion, upon such other business as may properly come before the meeting. The undersigned hereby revokes all prior proxies.

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder of record. If no direction is made, this proxy will be voted "For" all Proposals.

**(Continued, and to be marked, dated and signed, on the other side)**